Exhibit 99(a)(6)

– English Version –

Mandatory Publication pursuant to Sec. 27 (3) in conjunction with Sec. 14 (3) sent. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) and Voluntary publication pursuant to Sec. 18(2) in connection with Annex G of the Dutch Decree on Public Takeovers (Besluit Openbare Biedingen Wft)

Supplemental Joint Reasoned Statement

of the Managing Board and the Supervisory Board

pursuant to Sec. 27 (1) WpÜG

and

Supplemental Position Statement

pursuant to

Sec. 18(2) in connection with Annex G of the Dutch Decree on Public Takeovers

(Besluit Openbare Biedingen Wft)

of

QIAGEN N.V.

Hulsterweg 82

5912 PL Venlo, The Netherlands

on the amendment to the Voluntary Public Takeover Offer (Cash Offer)

published on July 17, 2020

by

Quebec B.V.

Takkebijsters 1

4817 BL Breda, The Netherlands

to

the shareholders of QIAGEN N.V.

dated July 22, 2020

Shares of QIAGEN N.V.:

ISIN NL0012169213 (WKN A2DKCH; CUSIP N72482123)

Tendered Clearstream Shares of QIAGEN N.V.:

ISIN NL0014676538 (WKN A2P11F)

– English Version –

i

– English Version –

ii

– English Version –

DEFINITIONS

A
AFM	1.1
AGM 2020	2.2
Agreements	Annex 1
Amendment to the Offer	1.2

B

BaFin	1.8
Banking Day	1.4
Barclays	5.1
BCA Amendment Agreement	4
Bidder	1.1
Bond Hedge and Warrant Transactions 2023	Annex 1
Bond Hedge and Warrant Transactions 2024	Annex 1
Business Combination Agreement	4

C
CEST	1.4
Company	1.1
Convertible Notes Hedge Transactions 2023	Annex 1
Convertible Notes Hedge Transactions 2024	Annex 1

D

DCC	1.8
De Brauw	5.1

E
EUR or €	1.4
Exchange Act	1.1

F

Financial Advisors	5.1
Fractional QIAGEN Share	1.1

G

GBP or £	1.4
Goldman Sachs	5.1

I

Increased Offer Price	3.1
Initial Offer Price	1.1
Intervening Event	4.2.2

L

LTM	Annex 1

M

Managing Board	1.1
Merger Resolution	1.8
Minimum Acceptance Threshold	3.2

O

Offer	1.1
Offer Conditions	3.2
Offer Document	1.1

P

PO Decree	1.1
Proposed Transactions	5.4

Q

QIAGEN	1.1
QIAGEN Boards	1.2
QIAGEN Ordinary Share	1.1
QIAGEN Shareholders	1.1
QIAGEN Shares	1.1

R

Revised Fairness Opinions	5.3

S

Schedule 14D-9	1.1
Schedule TO	1.1
SEC	1.1
Settlement	1.1
Settlement Date	1.1
Statement	1.1
Subsequent EGM	1.8
Supervisory Board	1.1
Supplemental Statement	1.3

U

Updated Management Projections	5.2
USD or $	1.4

W

Warrant Transactions 2023	Annex 1
Warrant Transactions 2024	Annex 1
WpÜG	1.1

iii

– English Version –

INTRODUCTORY REMARKS

On May 18, 2020, Quebec B.V., a wholly-owned subsidiary of Thermo Fisher, launched its voluntary public takeover offer to the QIAGEN Shareholders to acquire their shares in QIAGEN for cash consideration of EUR 39.00 per ordinary share.

Following the amendment to the Business Combination Agreement entered into between QIAGEN and Thermo Fisher on July 16, 2020, Quebec B.V. published the Amendment to the Offer on July 17, 2020. Under the Amendment to the Offer, the Bidder, among other things, increased the initial Offer Price by EUR 4.00 to EUR 43.00 per ordinary share.

This Supplemental Statement provides the supplemental joint reasoned statement of the Managing Board and Supervisory Board and the supplemental position statement of QIAGEN regarding the amended Offer.

The Managing Board and the Supervisory Board find it important to share with you their considerations, views and recommendation with respect to the amended Offer, which you will find in this Supplemental Statement. The QIAGEN Boards strongly encourage each QIAGEN Shareholder to read each of the Offer Document, the Amendment to the Offer, the Statement and this Supplemental Statement carefully and in their entirety. Each QIAGEN Shareholder must make their own decision on whether and to what extent to accept the Offer, taking into account the overall circumstances and its individual situation (including its individual tax situation).

As further set out in this Supplemental Statement, the Managing Board and the Supervisory Board each unanimously resolved to continue to support the Offer and to recommend that QIAGEN Shareholders accept the Offer and tender their QIAGEN Shares in the Offer.

– English Version –

1	GENERAL INFORMATION ABOUT THIS SUPPLEMENTAL STATEMENT

1.1	Offer Document and Statement

On May 18, 2020, Quebec B.V. (the “Bidder”) published an offer document (Angebotsunterlage) pursuant to Sec. 11 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG”) (together with its annexes 1 to 3, the “Offer Document”) in accordance with Sec. 34 and Sec. 14 (2), (3) WpÜG for its voluntary public takeover offer (the “Offer”) for the acquisition of all ordinary shares in QIAGEN N.V. (“QIAGEN” or the “Company”). On the same day, the English version of the Offer Document was also filed with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to the Bidder’s tender offer statement on Schedule TO (“Schedule TO”). A more detailed description of the publication and dissemination of the Offer Document is set out in sec. 1.3 of the Amendment to the Offer.

The Offer is directed towards all holders of QIAGEN Shares (the “QIAGEN Shareholders”) and is for the acquisition of all issued ordinary shares in QIAGEN with par value of EUR 0.01 (each a “QIAGEN Share” and collectively the “QIAGEN Shares”) including all ancillary rights, in particular the entitlement to profits, existing at the time of the settlement of the Offer (the “Settlement”, and such date, the “Settlement Date”). For purposes of the Offer, QIAGEN Shares include, without duplication, (i) all ordinary shares in QIAGEN’s share capital (each a “QIAGEN Ordinary Share”) and (ii) all fractional ordinary shares (onderaandelen) in QIAGEN’s share capital, each representing one-twenty-seventh (1/27th) of the value of one QIAGEN Share (each a “Fractional QIAGEN Share”), provided that a Fractional QIAGEN Share will be treated for purposes of the definition of QIAGEN Shares as one-twenty-seventh (1/27th) of a QIAGEN Ordinary Share. The consideration offered under the Offer published on May 18, 2020 amounted to EUR 39.00 in cash per QIAGEN Share, without interest (the “Initial Offer Price”), which has been increased to EUR 43.00 in cash per QIAGEN Share as described in more detail below, including in sec. 3 of this Supplemental Statement.

On May 18, 2020, the managing board of QIAGEN (the “Managing Board”) and the supervisory board of QIAGEN (the “Supervisory Board”), as well as QIAGEN, jointly published a joint reasoned position statement in relation to the Offer (the “Statement”) in accordance with Sec. 27 (1) WpÜG, and Sec. 18 (2) in connection with Annex G of the Dutch Decree on Public Takeovers (Besluit Openbare Biedingen Wft) (“PO Decree”). On the same day, QIAGEN filed the English version of the Statement with the SEC as an exhibit to the Schedule 14D-9 (the “Schedule 14D-9”) filed in accordance with Rule 14d-9(b) and Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). QIAGEN filed Amendment No. 1 and Amendment No. 2 to its Solicitation/Recommendation Statement on Schedule 14D-9 on June 15, 2020 and July 16, 2020, respectively.

The Statement can be obtained on QIAGEN’s website at

https://www.qiagen.com/thermo-offer-de

in the German language, and at

https://www.qiagen.com/thermo-offer-en

in the English language. Additionally, copies of the German version of the Statement are obtainable free of charge at QIAGEN N.V., Investor Relations, QIAGEN Strasse 1, 40724 Hilden, Germany, tel.: +49 2103 29 11709. Further, QIAGEN registered the English version of the Statement with the Dutch Authority for the Financial Markets (the “AFM”).

On May 18, 2020, the notice of publication of the Statement was published in the German Federal Gazette (Bundesanzeiger) and a press release was issued announcing the availability of the Statement in The Netherlands.

– English Version –

The Schedule 14D-9, including the amendments and exhibits thereto, can be obtained on the SEC’s website at

https://www.sec.gov

free of charge. Additionally, copies of the Schedule 14D-9 are obtainable free of charge by contacting QIAGEN N.V., Hulsterweg 82, 5912 PL Venlo, The Netherlands, tel. +1 240 686-2222, email: ir@qiagen.com.

1.2	Amendment to the Offer

On July 17, 2020, the Bidder published the German version of the amendment to the Offer (Änderung des Angebots) (together with its Annex A, the “Amendment to the Offer”) by (i) making an announcement on the Internet at

http://corporate.thermofisher.com/en/offer.html?lang=de

and (ii) keeping copies available for distribution free of charge through the German Information Agent (D.F. King Ltd, Mergenthaler Allee 15-21, 65760 Eschborn, Germany (inquiries via email to QGEN@dfking.com or via fax to +49 69 2222 129 19 or via phone to +49 800 186 0230, indicating a valid mailing address)). On the same day, the English version of the Amendment to the Offer was also filed with the SEC as an exhibit to an amendment to the Bidder’s Schedule TO, of which the Offer Document forms a part. The announcement regarding the availability of the Amendment to the Offer through the German Information Agent for distribution free of charge and the Internet address, under which the Amendment to the Offer is published, was published by the Bidder in the German Federal Gazette (Bundesanzeiger) on July 17, 2020. In addition, the Bidder (i) has made available an English version of the Amendment to the Offer, at

http://corporate.thermofisher.com/en/offer.html/

and (ii) will keep such English version of the Amendment to the Offer for distribution free of charge through the U.S. Information Agent (D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, United States, email: QGEN@dfking.com and by calling + 1 (877) 297-1744 (toll-free in the United States)).

The Schedule TO and any amendments thereto (see Section 1.1 of the Offer Document), exhibits to the Schedule TO, and other information that the Bidder and Thermo Fisher have filed electronically with the SEC may be obtained at the SEC’s website at

https://www.sec.gov

free of charge. The Amendment to the Offer was submitted by the Bidder to the Managing Board on July 17, 2020. Upon receipt, the Managing Board forwarded the Amendment to the Offer without delay to the Supervisory Board and, since no works council has been established at the level of QIAGEN, made the Amendment to the Offer available without delay to the employees of the QIAGEN Group. As further set forth in sec. 1.3 of this Supplemental Statement, the Managing Board and the Supervisory Board (together, the “QIAGEN Boards”), as well as QIAGEN, hereby issue this Supplemental Statement. The Managing Board and the Supervisory Board, each individually, have discussed the Amendment to the Offer and have each unanimously resolved to approve this Supplemental Statement on July 21, 2020.

As per sec. 1.1 of the Amendment to the Offer, the Offer and the Offer Document are amended and supplemented by the Amendment to the Offer and the information contained therein. The Offer Document must, therefore, be read and interpreted together with the Amendment to the Offer.

– English Version –

Unless context requires otherwise, each reference in the Statement and this Supplemental Statement (i) to the “Offer” refers to the Offer as amended by the Amendment to the Offer, (ii) to the “Schedule 14D-9” refers to the Schedule 14D-9 as amended by Amendment No. 1 and Amendment No. 2 to QIAGEN’s Solicitation/Recommendation Statement on Schedule 14D-9 and (iii) to the “Business Combination Agreement” refers to the Business Combination Agreement as amended by the BCA Amendment Agreement. Hereinafter, references to the Offer Document or the Amendment to the Offer without further specification, refer to both the German version and English version of – as the case may be – the Offer Document or the Amendment to the Offer.

1.3	Legal Basis for this Supplemental Statement

Pursuant to Sec. 27 (1) sent. 1 WpÜG, the management board (Vorstand) and the supervisory board (Aufsichtsrat) of a target company (Zielgesellschaft) are each obliged to issue a reasoned statement (begründete Stellungnahme) on any takeover offer and any amendments thereto. Such reasoned statements may be issued jointly by the management board and the supervisory board of the target company.

Furthermore, as QIAGEN is organized as a public limited liability company (naamloze vennootschap) under the laws of The Netherlands and has its registered office in The Netherlands, QIAGEN has decided to voluntarily issue a supplement to its position statement (gemotiveerde standpuntbepaling) with respect to the Amendment to the Offer in accordance with Sec. 18 (2) in connection with Annex G of the PO Decree.

The Managing Board and the Supervisory Board have decided to jointly issue and publish this statement in which the supplemental reasoned statement and the supplemental position statement prepared in accordance with both the WpÜG and the PO Decree are combined (the “Supplemental Statement”). This Supplemental Statement is issued in accordance with the laws of Germany and The Netherlands.

Furthermore, the English version of this Supplemental Statement is being filed by QIAGEN with the SEC as an exhibit to an amendment to its Schedule 14D-9 filed in accordance with Rule 14d-9(c) promulgated under the Exchange Act.

1.4	Factual Basis for this Supplemental Statement

Except as expressly stated otherwise, references in this Supplemental Statement to time are references to Central European Summer Time (“CEST”). The currency designation “EUR” or “€” relates to the Euro, the currency designation “USD” or “$” relates to the U.S. dollar and the currency designation “GBP” or “£” relates to the British Pound Sterling. Except as expressly stated otherwise, expressions such as “currently”, “at the present time”, “now”, “at present” or “today” refer to July 22, 2020, the date of publication of this Supplemental Statement. References in this document to a “Banking Day” relate to any day, other than Saturday, Sunday or other day on which commercial banks in Frankfurt am Main, Germany, Amsterdam, The Netherlands or New York, New York, United States, are authorized or required by applicable law to close.

This Supplemental Statement contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “seeks”, “estimates” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties, including the impact of public health epidemics and the duration and severity of the COVID-19 pandemic and the impact of the COVID-19 pandemic on the demand for QIAGEN’s products and other aspects of its

– English Version –

business; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations; use and protection of intellectual property; the effect of changes in governmental regulations; the effect of laws and regulations governing government contracts; the possibility that expected benefits related to recent or pending acquisitions, including the Proposed Transactions, may not materialize as expected; the Proposed Transactions not being timely completed, if completed at all; regulatory approvals required for the Proposed Transactions not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the Proposed Transactions, QIAGEN’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the Proposed Transactions; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected timeframes or at all.

Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Report on, Form 10-Q for the quarter ended March 28, 2020, which are on file with the SEC and available in the Investors section of Thermo Fisher’s website,

http://ir.thermofisher.com,

under the heading SEC Filings, and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019, which is on file with the SEC and available in the Investor Relations section of QIAGEN’s website,

http://corporate.qiagen.com/investor-relations,

under the heading Financial Reports, and in any subsequent reports on Form 6-K and other documents QIAGEN files or furnishes with the SEC. While Thermo Fisher or QIAGEN may elect to update forward-looking statements at some point in the future, Thermo Fisher and QIAGEN specifically disclaim any obligation to do so, even if estimates change and, therefore, QIAGEN Shareholders should not rely on these forward-looking statements as representing either Thermo Fisher’s or QIAGEN’s views as of any date subsequent to the date of the respective statement.

The QIAGEN Boards do not intend to update the Statement and this Supplemental Statement and disclaim any obligation to do so, unless required under German, Dutch or U.S. law. However, certain additional information is included in the Schedule 14D-9 filed with the SEC. The Schedule 14D-9 can be obtained on the SEC’s website at

https://www.sec.gov

free of charge.

Except as expressly stated otherwise, any information contained in this Supplemental Statement relating to the Bidder, to the persons acting jointly with the Bidder, and to the Offer, including the Bidder’s intentions, is based on the information contained in the Offer Document, the Amendment to the Offer and other publicly available information. The QIAGEN Boards are not in a position to verify all of the information contained in the Offer Document and the Amendment to the Offer or to influence the realization of the Bidder’s stated intentions. There can be no assurance that the intentions published in the Offer Document and the Amendment to the Offer will be realized. Furthermore, sec. 2.3 of the Amendment to the Offer sets forth that the Bidder will update the Offer Document and the Amendment to the Offer (also with regard to any changed intentions) only to the extent required by either the WpÜG or U.S. Offer Rules and permitted under both the WpÜG and U.S. Offer Rules.

– English Version –

This Supplemental Statement may contain hypertext links to information on QIAGEN’s website, Thermo Fisher’s website or other websites. The information on any such website is not incorporated by reference into this Supplemental Statement and does not constitute a part of this Supplemental Statement.

Unless otherwise defined in this Supplemental Statement, any terms used as defined terms in this Supplemental Statement shall have the meaning ascribed to them in the Statement.

1.5	Supplemental Nature

This Supplemental Statement is issued in response to the changes implemented by the Amendment to the Offer. It constitutes a supplement to the Statement and must therefore be read in conjunction with the Offer Document, the Amendment to the Offer and the Statement. If and to the extent information in the Statement is updated by or replaced with information in this Supplemental Statement, the corresponding information in the Statement shall be deemed to have been so updated or shall no longer apply, as the case may be.

1.6	No Statement by the Employees of QIAGEN

At the level of QIAGEN no works council has been established. The Amendment to the Offer has therefore been made available directly to the employees of the QIAGEN Group through QIAGEN’s intranet. As of the date of publication of this Supplemental Statement, QIAGEN’s employees have not submitted a written statement in connection with the Amendment to the Offer. Hence, no statement of employees or any works council or other employee representative is attached to this Supplemental Statement in accordance with Sec. 27 (2) WpÜG and Sec. 4 of Annex G of the PO Decree.

This Supplemental Statement is, in accordance with Sec. 27 (3) sent. 2 WpÜG and Sec. 27 (2) of the PO Decree, simultaneously with its publication being made available to the employees of the QIAGEN Group through QIAGEN’s intranet.

1.7	Publication of this Supplemental Statement

In accordance with Sec. 27 (3) and Sec. 14 (3) sent. (1) WpÜG as well as Sec. 18 (2) of the PO Decree, this Supplemental Statement, as well as any supplements hereto and any additional statements made in connection with the Offer will be published on QIAGEN’s website at

https://www.qiagen.com/thermo-offer-de

in the German language, and at

https://www.qiagen.com/thermo-offer-en

in the English language.

Copies of the German version of this Supplemental Statement and German versions of any further supplements to the Statement will be obtainable free of charge at QIAGEN N.V., Investor Relations, QIAGEN Strasse 1, 40724 Hilden, Germany, tel.: +49 2103 29 11709. The publication of the German version of this Supplemental Statement and German versions of any further supplements to the Statement as well as information about the free distribution of such supplemental statements will be announced by notice in the German Federal Gazette (Bundesanzeiger). Additionally, in accordance with Sec. 18 (3) of the PO Decree, a press release announcing the availability of this Supplemental Statement and any further supplements to the Statement will be issued in The Netherlands. In accordance with Sec. 18 (5) of the PO Decree, QIAGEN will register the English version of this Supplemental Statement with the AFM.

The English version of this Supplemental Statement is being filed by QIAGEN with the SEC as an exhibit to an amendment to its Schedule 14D-9. Investors will be able to obtain a copy of the Schedule 14D-9,

– English Version –

including the amendments and exhibits thereto, and other documents filed with the SEC, on the SEC’s website free of charge.

Furthermore, copies of the Schedule 14D-9 will be obtainable free of charge by contacting QIAGEN N.V., Hulsterweg 82, 5912 PL Venlo, The Netherlands, tel. +1 240 686-2222, email: ir@qiagen.com.

1.8	Individual Review and Decision Responsibility of QIAGEN Shareholders

The description of the Offer contained in the Statement and the description of the Offer contained in this Supplemental Statement do not purport to be complete. The provisions of the Offer Document together with the Amendment to the Offer alone are authoritative and decisive as regards the content and implementation of the Offer. The assessments and recommendations of the Managing Board and the Supervisory Board contained in the Statement and this Supplemental Statement are not binding upon the QIAGEN Shareholders. Where and to the extent the Statement or this Supplemental Statement refer to the Offer, the Offer Document, or the Amendment to the Offer, or quote, summarize or reproduce portions of them, such statements constitute mere references for information purposes. The Managing Board and the Supervisory Board neither adopt the Offer, the Offer Document or the Amendment to the Offer as their own in any way nor assume any liability for the correctness, accuracy or completeness of the Offer, the Offer Document or the Amendment to the Offer.

The publication of amendments to any offer does not involve prior assessment or review by the German Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). It is the responsibility of the individual QIAGEN Shareholders to review the Offer Document and the Amendment to the Offer. QIAGEN Shareholders who accept or do not accept the Offer, before or following publication of the Amendment to the Offer, will be responsible for fulfilling the requirements and conditions that apply to QIAGEN Shareholders as set forth in the Offer Document together with the Amendment to the Offer.

In the Statement and this Supplemental Statement, the Managing Board and the Supervisory Board have not taken into account the individual circumstances of each QIAGEN Shareholder (including its personal tax situation). Ultimately, each QIAGEN Shareholder must make its own independent decision whether and, if so, to what extent to accept the Offer. Each QIAGEN Shareholder must make its own decision on whether or not to accept, or to withdraw its prior acceptance of the Offer and vote in favor of the resolution to effect the triangular legal merger (juridische driehoeksfusie) (“Merger Resolution”) to be effected in accordance with title 7 of book 2 of the Dutch Civil Code (Burgerlijk Wetboek; “DCC”) at the subsequent extraordinary general meeting following satisfaction or previous effective waiver of the antitrust clearance condition contained in sec. 12.2 of the Offer Document (“Subsequent EGM”), taking into account the overall circumstances, its individual situation (including its individual tax situation), and its personal assessment of the possibilities of the future development of the value and share price of QIAGEN Shares. In particular, the specific tax situation of each QIAGEN Shareholder may in individual cases result in valuations different from those presented by the QIAGEN Boards. The QIAGEN Boards recommend that each QIAGEN Shareholder seek individual tax and legal advice from such QIAGEN Shareholder’s own tax and legal advisors.

QIAGEN Shareholders who wish to accept the Offer should examine whether accepting the Offer is compatible with any legal obligations that may arise from their personal circumstances (e.g. security interests in the QIAGEN Shares or selling restrictions). It is not practicable for the QIAGEN Boards to examine each QIAGEN Shareholder’s individual obligations or to take them into account in making their recommendation. The QIAGEN Boards recommend that all persons who receive the Offer Document and/or the Amendment to the Offer outside Germany, The Netherlands or the United States or who wish to accept the Offer but are subject to the securities laws of any jurisdiction other than Germany, The Netherlands and the United States, inform themselves of the applicable securities laws and act in compliance therewith.

The Managing Board and the Supervisory Board do not assume any responsibility for the decisions of QIAGEN Shareholders.

– English Version –

1.9	Special Information for QIAGEN Shareholders in the United States

This Supplemental Statement is made in accordance with the statutory requirements of Germany and The Netherlands. In addition, QIAGEN is filing the English version of this Supplemental Statement with the SEC as an exhibit to an amendment to its Schedule 14D-9. The Managing Board and the Supervisory Board advise QIAGEN Shareholders who reside in the United States that the Statement and this Supplemental Statement have been prepared in accordance with a format and structure generally customary in Germany and The Netherlands, which differs from the format and structure customary for a Solicitation/Recommendation Statement in the United States.

Neither the SEC nor any state securities commission in the United States have approved or disapproved the Statement or this Supplemental Statement or reviewed the Statement or this Supplemental Statement prior to their publication.

2	UPDATE ON SELECTED INFORMATION ABOUT QIAGEN

2.1	Share Capital and Shareholder Structure

Pursuant to QIAGEN’s articles of association, QIAGEN’s authorized share capital consists of 410,000,000 ordinary shares, EUR 0.01 par value per share, 40,000,000 financing preference shares, EUR 0.01 par value per share, and 450,000,000 preference shares, EUR 0.01 par value per share.

At the time of the publication of this Supplemental Statement, QIAGEN’s issued share capital (geplaatst kapitaal) consists of 230,829,218 QIAGEN Ordinary Shares and 2,448 Fractional QIAGEN Shares, of which as of July 17, 2020:

(i)	228,639,798 QIAGEN Ordinary Shares and 1,251 Fractional QIAGEN Shares are outstanding; and

(ii)	2,189,420 QIAGEN Ordinary Shares and 1,197 Fractional QIAGEN Shares are held by QIAGEN in treasury.

All issued QIAGEN Shares have been fully paid up.

To the knowledge of QIAGEN, as of July 17, 2020, the investors listed below hold, directly or indirectly, 3% or more of the voting rights from QIAGEN Shares (within the meaning of Sec. 5:45 of the Wft):

Investor	Percentage of Voting Rights(1)
BlackRock, Inc.	9,02%
PRIMECAP Management Co.	4,35%
Sun Life Financial, Inc.	4,28%
Davidson Kempner Capital Management LP	3,67%
State Street Corp.	3,38%
The Vanguard Group, Inc.	3,33%
The Goldman Sachs Group, Inc.	3,13%
PSquared Asset Management AG	3,10%

(1)	Expressed as the percentage of the issued and outstanding capital of QIAGEN.

2.2	Changes in QIAGEN’s Management

On June 30, 2020, Thierry Bernard was appointed and Roland Sackers was re-appointed as Managing Directors at QIAGEN’s annual general meeting (the “AGM 2020”). In addition, all Supervisory Board members were re-appointed at the AGM 2020.

– English Version –

2.3	Adoption of Resolutions at AGM 2020 on Back-End Structure

The Resolutions, including the Back-End Resolution allowing Thermo Fisher to – subject to Settlement – effect certain Post-Offer Measures, and the Governance Resolutions, all as further described in sec. 5.2 of the Statement, were adopted by the QIAGEN Shareholders at the AGM 2020. Accordingly, the Bidder sets out in sec. 4 of the Amendment to the Offer that the Offer Condition set forth in sec. 12.5 of the Offer Document has been fulfilled.

2.4	Supplemental Financial Information about QIAGEN

On July 13, 2020, QIAGEN announced additional information on preliminary results for the second quarter and first half of 2020, along with an outlook for the third and fourth quarter of 2020 as well as its views on business trends for 2021. The full release is available on QIAGEN’s website at

https://corporate.qiagen.com/newsroom/press-

releases/2020/20200713_q2_2020_update?sc_lang=de-DE

in the German language, and at

https://corporate.qiagen.com/newsroom/press-

releases/2020/20200713_q2_2020_update?sc_lang=en

in the English language.

The release of full second quarter and first-half 2020 results is planned for August 4, 2020.

3	AMENDMENTS TO THE OFFER

This section serves as a summary of the changes to the Offer pursuant to Sec. 21 (1) sent. 1 WpÜG contained in the Amendment to the Offer. The provisions of the Offer Document together with the Amendment to the Offer alone are authoritative and decisive as regards the content and implementation of the Offer.

As set forth under sec. 6.1 of the Amendment to the Offer, the Offer and the agreements which will or have come into existence as a result of accepting the Offer are automatically amended to reflect these changes, and such agreements remain in effect irrespective of whether the respective QIAGEN Shareholders tendered before or following publication of the Amendment to the Offer.

As set forth under sec. 9 of the Amendment to the Offer, QIAGEN Shareholders who have already effectively accepted the Offer and still wish to do so are not required to take further actions in order to receive the Increased Offer Price in accordance with the conditions and provisions of the Offer. Payment of the Increased Offer Price will be made to all QIAGEN Shareholders that have already accepted the Offer and do not exercise their right to withdraw or that accept the Offer following the Amendment to the Offer in accordance with the terms of the Offer.

3.1	Increase of the Offer Price and Changes to Financing

According to sec. 6.1 of the Amendment to the Offer, the Bidder has increased the Initial Offer Price of EUR 39.00 per QIAGEN Share stated under sec. 4 of the Offer Document by EUR 4.00 to EUR 43.00 in cash per QIAGEN Share (the “Increased Offer Price”). Corresponding changes have been implemented throughout the Offer Document as described in detail in sec. 6.1 of the Amendment to the Offer.

According to and as set out in further detail in sec. 6.4 of the Amendment to the Offer, the Bidder has taken the necessary measures to ensure that the funds necessary for complete fulfilment of the costs of the

– English Version –

Offer will be available to it in due time. According to the information given by the Bidder in sec. 6.4.1 of the Amendment to the Offer, the maximum costs for the Offer amount to a maximum of EUR 10,082,724,136.67 (not including the transaction costs borne and paid by Thermo Fisher). In particular, according to sec. 6.4.3 of the Amendment to the Offer, the Bidder has obtained confirmations in accordance with Sec. 13 para 1 sent. 2 WpÜG by J.P. Morgan Securities plc (Frankfurt Branch), with its registered office in Frankfurt am Main, and Morgan Stanley & Co. International plc, with its registered office in London, United Kingdom. These additional financing confirmations are attached to the Amendment to the Offer as Annex A thereto.

Certain other amendments have been made to reflect the Increased Offer Price. Sec. 6.2 to sec. 6.6 of the Amendment to the Offer provides further information on these amendments.

3.2	Decrease of the Minimum Acceptance Threshold

The Offer and the agreements which will or have come into existence as a result of accepting the Offer are subject to various conditions as contained in sec. 12 of the Offer Document (the “Offer Conditions”; each, a condition subsequent within the meaning of German law (auflösende Bedingung)), including the Offer Condition set out in sec. 12.1 of the Offer Document that at the end of the Acceptance Period, the sum of

(a)	the QIAGEN Shares validly tendered for acceptance in accordance with the terms of the Offer and not validly withdrawn;

(b)	the QIAGEN Shares directly held by Thermo Fisher or any of its Affiliates; and

(c)	the QIAGEN Shares committed in writing to Thermo Fisher or any of its Affiliates via a Notice of Guaranteed Delivery (as defined in sec. 13.2.2 of the Offer Document);

amounts to at least 75% of QIAGEN’s issued and outstanding ordinary share capital at the end of the Acceptance Period, excluding, for the avoidance of doubt, any QIAGEN Shares held by QIAGEN in treasury at the end of the Acceptance Period (at the time of publication of the Offer Document, this equated to, on the basis of the numbers set forth in sec. 7.2.1 of the Offer Document, 171,175,445 QIAGEN Shares). For the avoidance of doubt, QIAGEN Shares that are subject to several of the preceding subparagraphs (a) through (c) are taken into account only once.

Upon having obtained QIAGEN’s prior written consent, as required under clause 4.2.2 of the Business Combination Agreement, the Bidder has decreased this minimum acceptance threshold (the “Minimum Acceptance Threshold”) for the Offer of the QIAGEN Shares validly tendered into the Offer from 75% to 66.67%. As per the Amendment to the Offer, sec. 12.1 of the Offer Document now reads as follows:

12.1 Minimum Acceptance Threshold

At the end of the Acceptance Period, the sum of

(a)	the QIAGEN Shares validly tendered for acceptance in accordance with the terms of the Offer and not validly withdrawn;

(b)	the QIAGEN Shares directly held by Thermo Fisher or any of its Affiliates; and

(c)	the QIAGEN Shares committed in writing to Thermo Fisher or any of its Affiliates via a Notice of Guaranteed Delivery (as defined in sec. 13.2.2);

amounts to at least 66.67% of QIAGEN’s issued and outstanding ordinary share capital at the end of the Acceptance Period, excluding, for the avoidance of doubt, any QIAGEN Shares held by QIAGEN in treasury at the end of the Acceptance Period (at the time of publication of the Offer Amendment, this equates to 152,434,153 QIAGEN Shares).

– English Version –

For the avoidance of doubt, QIAGEN Shares that are subject to several of the preceding subparagraphs (a) through (c) will be taken into account only once.

Pursuant to clause 4.2.2 of the Business Combination Agreement, any further waiver of this Offer Condition – in whole or in part – may only be made with the written consent of QIAGEN.

3.3	Waiver of Offer Condition pursuant to sec. 12.6 of the Offer Document

Upon having obtained QIAGEN’s prior written consent, as required under clause 4.2.2 of the Business Combination Agreement and as set out in sec. 5 of the Amendment to the Offer, the Bidder waived the Offer Condition specified in sec. 12.6 of the Offer Document. As a result, the Offer and the agreements which have or will come into existence as a result of accepting the Offer are no longer subject to such condition subsequent within the meaning of German law (auflösende Bedingung).

4	AMENDMENTS TO THE BUSINESS COMBINATION AGREEMENT

On July 16, 2020, QIAGEN and Thermo Fisher entered into Amendment No. 1 to the Business Combination Agreement (the “BCA Amendment Agreement “) which amended the Business Combination Agreement by and between QIAGEN and Thermo Fisher, entered into on March 3, 2020 (the “Business Combination Agreement”).

A copy of the BCA Amendment Agreement has been filed with the SEC as Exhibit (d)(8) to the Schedule TO.

4.1	Amendments to the Offer

The BCA Amendment Agreement required Thermo Fisher to cause the Bidder to implement the amendments to the Offer as described in sec. 3 of this Supplemental Statement by publication of the Amendment to the Offer.

4.2	Further Changes to the Business Combination Agreement

Furthermore, QIAGEN and Thermo Fisher agreed in the BCA Amendment Agreement, among other things, on the following additional changes to the Business Combination Agreement:

4.2.1	Termination Payment

QIAGEN and Thermo Fisher have agreed that under certain circumstances a USD 95 million expense reimbursement payment shall be payable by QIAGEN to Thermo Fisher if the Minimum Acceptance Threshold is not satisfied by the end of the Acceptance Period and either party terminates the Business Combination Agreement.

4.2.2	Intervening Event

Furthermore, QIAGEN and Thermo Fisher agreed to amend the definition of “intervening event” under the Business Combination Agreement (the “Intervening Event”) as described in detail in sec. 7.2.1 of the Amendment to the Offer.

5	EVALUATION OF THE OFFER AS AMENDED

5.1	Background to the Amendment to the Offer

Chronicles of the Relevant Business Contacts prior to the Announcement of the Decision to Amend the Offer

– English Version –

Sec. 4.1 of the Statement is hereby amended and supplemented by adding the following paragraphs to the end of such section:

On May 18, 2020, the Bidder published the Offer Document and commenced the Offer. Also on May 18, 2020, QIAGEN published the Reasoned Position Statement and filed it as part of its Schedule 14D-9.

On June 22, 2020, QIAGEN issued a press release indicating a plan to provide in the first half of July 2020 an overview of its preliminary results for the second quarter and first half of 2020, along with perspectives on anticipated business trends for the third quarter of 2020.

On June 29, 2020, the Chairman of the Supervisory Board, Dr. Björklund, and the President and Chief Executive Officer and Chairman of Thermo Fisher, Mr. Casper, spoke about the Offer. During the course of this conversation Dr. Björklund observed market sentiment about QIAGEN’s performance and prospects, and indicated the possibility that an increase to the Offer consideration may need to be discussed between the parties, depending upon the nature of QIAGEN’s preliminary second quarter results and prospects, once determined and released publicly.

On June 30, 2020, QIAGEN held its 2020 annual general meeting of shareholders, at which the Back-End Resolution was adopted, thereby satisfying the Offer Condition set out in sec. 12.5 of the Offer Document, and QIAGEN issued a press release announcing the voting results, stating that the QIAGEN Boards continued to unanimously recommend the Offer and remained fully aware of their fiduciary duties toward QIAGEN and all of its stakeholders, including its shareholders and reminding shareholders of its intention to announce preliminary results in the first half of July.

On July 7, 2020, the QIAGEN Boards held a joint telephonic meeting, which was also attended by representatives of Goldman Sachs International (“Goldman Sachs”) and Barclays Bank PLC (“Barclays”), as the Company’s financial advisors (Goldman Sachs and Barclays together, the “Financial Advisors”), and De Brauw Blackstone Westbroek (“De Brauw”), the Company’s Dutch counsel. The QIAGEN Boards discussed whether to initiate discussions with Thermo Fisher regarding an increase of the Initial Offer Price, pending QIAGEN’s review and update of the Management Projections to reflect the impact of the COVID-19 pandemic and its impact on QIAGEN’s business and financial performance.

On July 8, 2020, Dr. Björklund contacted Mr. Casper to inform him that the QIAGEN Boards were meeting the following day to review QIAGEN’s preliminary financial results for the second quarter of 2020 and to discuss the impact of the COVID-19 pandemic on QIAGEN’s business for the year 2020 and the three following years, and that he believed that the QIAGEN Boards might determine that they would no longer be able to recommend the Offer to QIAGEN shareholders at EUR 39.00 per QIAGEN Share.

On July 9, 2020, QIAGEN issued an ad hoc announcement followed by a press release disclosing preliminary sales and adjusted earnings per share results for the second quarter of 2020, which preliminary results were above market expectations and QIAGEN’s prior guidance. QIAGEN also announced at that time a plan to publish, in the first half of July, a more comprehensive overview of preliminary results for the second quarter and first half of 2020, along with perspectives on anticipated business trends for the third quarter of 2020, as well as an update to previously communicated expectations for growth trends for the full year and incremental perspectives on the potential impact of the COVID-19 pandemic on QIAGEN’s business.

Later on July 9, 2020, the QIAGEN Boards held a telephonic meeting, which was also attended by representatives of Goldman Sachs and De Brauw, to discuss the QIAGEN Boards’ recommendation of the Offer, considering the impact of the COVID-19 pandemic on QIAGEN’s business and outlook. After due and careful consideration, and after consultation with their Financial Advisors and Dutch counsel, the QIAGEN Boards concluded that the impact of the COVID-19 pandemic constituted an Intervening Event and that the QIAGEN Boards would therefore need to initiate the process required to precede an Adverse Recommendation Change under clause 3.4 of the Business Combination Agreement, in light of the QIAGEN Boards’ fiduciary duties under the laws of The Netherlands.

– English Version –

On the evening of July 9, 2020, QIAGEN delivered to Thermo Fisher a written notice, consistent with clause 3.4 of the Business Combination Agreement, that the QIAGEN Boards had determined that the COVID-19 pandemic and the material increase in demand for QIAGEN’s testing and research solutions resulting therefrom, qualified as an Intervening Event and that the QIAGEN Boards had resolved to effect an Adverse Recommendation Change, subject to the procedure set forth in the Business Combination Agreement which provided for a good-faith negotiation period with Thermo Fisher prior to actually effecting an Adverse Recommendation Change.

Thereafter, representatives of Thermo Fisher and QIAGEN engaged in discussions regarding a potential Offer amendment, including, among other things, an increase in the Offer Price and a reduction in the minimum acceptance threshold set out in sec. 12.1 of the Offer Document. The parties did not reach agreement as a result of these discussions, and Thermo Fisher thereafter communicated its unwillingness, at that time, to propose any increase to the Offer consideration, and that it required an opportunity to evaluate the updated forecast that QIAGEN would be disclosing to the market prior to making a proposal.

During the period in which representatives of Thermo Fisher and QIAGEN engaged in such discussions, the QIAGEN Boards regularly held telephonic meetings, also attended by representatives of Goldman Sachs and De Brauw, to evaluate these discussions and discuss (potential) next steps in the discussions with Thermo Fisher.

On July 13, 2020, QIAGEN issued an ad hoc announcement followed by a press release containing the additional financial information referenced in its announcement of July 9, 2020. Specifically, QIAGEN announced additional information on preliminary results for the second quarter and first half of 2020, along with an outlook for the third and fourth quarter of 2020. QIAGEN also provided initial perspectives on business trends in 2021 and an update on the potential future impact of the COVID-19 pandemic on QIAGEN’s business.

Later in the day on July 13, 2020, following QIAGEN’s issuance of its ad hoc announcement and press release and Thermo Fisher’s review of such publicly available information, Mr. Casper wrote to the QIAGEN Boards to convey Thermo Fisher’s best and final proposal for an amendment to the Offer, which provided for an increase in the Offer Price from EUR 39.00 to EUR 43.00 per QIAGEN Share and a reduction in the minimum acceptance threshold set out in sec. 12.1 of the Offer Document from 75% to 66.67%, as well as a requirement that QIAGEN pay to Thermo Fisher the Termination Payment contemplated by the Business Combination Agreement in the event that the minimum acceptance threshold set out in sec. 12.1 of the Offer Document was not met at the end of the Acceptance Period.

Following receipt of the letter, the QIAGEN Boards met on July 14, 2020 and July 15, 2020 to discuss the Thermo Fisher proposal and received a presentation from De Brauw, with Goldman Sachs in attendance. The QIAGEN Boards were supportive of the increased Offer Price of EUR 43.00 per QIAGEN Share and the reduced minimum acceptance threshold of 66.67% and believed that the increased Offer Price provided full and fair value to QIAGEN shareholders and that Thermo Fisher would not be willing to proceed with any changes to these terms. However, the QIAGEN Boards were not willing to accept the revisions to the Termination Payment provision.

Following the meeting of the QIAGEN Boards, Dr. Björklund and Mr. Casper spoke by telephone and Dr. Björklund communicated the position of the QIAGEN Boards. Representatives of QIAGEN and Thermo Fisher thereafter engaged in a series of telephonic discussions, and ultimately agreed that there would be no change to the Termination Payment provision but that QIAGEN would make an expense reimbursement payment of $95 million to Thermo Fisher in the event that the minimum acceptance threshold set out in sec. 12.1 of the Offer Document was not met at the end of the Acceptance Period and either party terminates the Business Combination Agreement.

– English Version –

On the morning of July 16, 2020, the QIAGEN Boards held a telephonic meeting to discuss the proposed amendment of the Offer, with representatives of Goldman Sachs, Barclays and De Brauw in attendance, at which:

•	A representative of De Brauw summarized the terms of the proposed amendment to the Business Combination Agreement and the next steps in the Offer.

•

At the request of the Supervisory Board and the Managing Board, representatives of Goldman Sachs and Barclays reviewed their financial analyses of QIAGEN and rendered oral opinions, which were confirmed by written opinions dated as of July 16, 2020, to the QIAGEN Boards to the effect that as of the date of their respective written opinions and based on and subject to the qualifications, limitations, factors and assumptions set forth in their respective written opinions, (i) the Increased Offer Price to be paid to the holders (other than Thermo Fisher and its Affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its Affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and Asset Sale Agreement or (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its Affiliates) of Company Newco Shares pursuant to the Business Combination Agreement, Merger Proposal and Share Transfer Agreement are fair to such holders, as applicable.

•

After discussion, the Supervisory Board and the Managing Board, having determined that the terms of the Business Combination Agreement and the transactions contemplated thereby were in the best interest of QIAGEN and its stakeholders (including its shareholders), (i) unanimously approved the execution and delivery of the BCA Amendment Agreement by QIAGEN and (ii) unanimously resolved, on the terms and subject to the terms of the Business Combination Agreement, as amended by the BCA Amendment Agreement, to support the Offer and the other transactions contemplated by the Business Combination Agreement and to recommend acceptance of the Offer by the holders of QIAGEN Shares.

On July 16, 2020, shortly after 8:00 a.m. (New York local time), Thermo Fisher and QIAGEN executed the BCA Amendment Agreement. Shortly thereafter, Thermo Fisher and QIAGEN issued a joint press release and QIAGEN issued an ad hoc announcement, each announcing the execution of the BCA Amendment Agreement.

5.2	Updated QIAGEN Management Projections

QIAGEN does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance or results of operations due to, amongst other reasons, the inherent unpredictability of the underlying assumptions and projections. QIAGEN has updated the Management Projections that were included in sec. 4.5 of the Statement (the “Updated Management Projections”), taking into account – amongst others – the impact of the COVID-19 pandemic on QIAGEN’s business and financial performance, as well as the trends described in its July 13, 2020 announcement, and provided such Updated Management Projections to Goldman Sachs and Barclays. Goldman Sachs and Barclays relied on the Updated Management Projections in performing their financial analyses, including the material financial analyses summarized in Annex 1 of this Supplemental Statement and the Updated Management Projections were the only financial projections with respect to QIAGEN used by Goldman Sachs and Barclays in performing such financial analyses.

– English Version –

Updated Management Projections – Summary P&L

The summary of the Updated Management Projections below includes information presented in tabular format. In order to fully understand such summary, the table below must be read together with the key assumptions used when preparing the Updated Management Projections.

FYE Dec, $m	2019A	2020E	2021E	2022E	2023E
Net sales	1,526	1,810	2,050	1,976	2,129
% growth		18.6%	13.3%	(3.6)%	7.8%
Diluted EPS, adj. ($ per share)	1.43	2.07	2.65	2.21	2.40
% growth (CER)		44.8%	28.0%	(16.6)%	8.6%
Adj. EBITDA*	526	699	883	780	836
% margin	34.5%	38.6%	43.1%	39.5%	39.3%
Less: Depreciation & Amortisation*	(206)	(181)	(200)	(209)	(220)
Adj. EBIT	320	518	683	571	616
% margin		28.6%	33.3%	28.9%	28.9%
Less: Taxes		(89)	(116)	(97)	(105)
% tax rate		17.1%	17.0%	17.0%	17.0%
Adj. NOPAT**		430	567	474	511
Plus: Depreciation & Amortisation*		181	200	209	220
Less: Capex		(156)	(161)	(163)	(181)
Less: Change in Working Capital		(64)	(52)	16	(32)
Less: Milestone Payments		(121)	84	16	36
Less: Other Cash Flow Items***		(120)	(12)	(9)	(7)
Unlevered free cash flow		149	627	542	547
% growth			NM	(13.4)%	0.8%

The outlook does not take into consideration any future acquisitions. Table may have rounding.

*

Adjusted EBITDA defined as adjusted operating income after add-back of acquisition, integration and restructuring charges plus depreciation and amortization. Depreciation does not include depreciation on operating lease assets. Other non-cash items such as share-based compensation expenses are not added back.

**	Adjusted NOPAT defined as Adjusted EBIT after Tax
***	Other Cash Flow Items include restructuring charges and acquisition and integration related charges.

Key Assumptions

The Updated Management Projections have been prepared on the basis of several key assumptions of QIAGEN as of July 16, 2020, as described below.

•

Demand for COVID-19 Testing: QIAGEN estimates the current global market for COVID-19 testing at approximately 50 million tests per month, which is expected to peak at approximately 60 million tests per month during the 2020 / 2021 flu season. QIAGEN currently projects a positive impact on its sales from continued COVID-19 testing demand in 2020 and 2021, which will soften during 2022 as we assume that the first SARS-CoV-2 vaccines become commercially available mid-2021 and will provide broader coverage early 2022.

•	RNA production capacity: In terms of global capacity for viral RNA extraction solutions, QIAGEN assumes it will reach a capacity for 20 million monthly patient tests by the end of 2020.

•	Sales Outlook: QIAGEN expects RNA extraction solutions, QIAstat-Dx and OEM components such as enzymes and PCR mixes for other diagnostic suppliers to be the top sales drivers benefitting from

– English Version –

COVID-19 testing related demand. The sustained elevated demand for COVID-19 testing related solutions is expected to more than offset weaker year-over-year sales trends in other areas of the portfolio, which are being adversely impacted by quarantines and lockdown actions in countries around the world. QIAGEN assumes a topline growth of 15.9% per annum from 2019 through 2021 and 8.7% per annum from 2019 through 2023, driven by the trends as described in the announcement of July 13, 2020.

•

NeuMoDx: QIAGEN has reached an amended agreement to acquire the remaining 80.1% stake in NeuMoDx Molecular, Inc. that it does not currently own. The timing of closing is dependent upon the outcome of Thermo Fisher Scientific Inc.'s announced plans to fully acquire QIAGEN in a voluntary public tender. The acquisition of NeuMoDx requires customary regulatory approvals and clearances. QIAGEN expects NeuMoDx to provide significant sales contributions in the future based on its differentiation as a rapid, integrated PCR-based platform that offers a dedicated COVID-19 test as well as tests for an increasing number of other infectious diseases. Additionally, a new multiplex test combining analysis for influenza, RSV (respiratory syncytial virus) and the SARS-CoV-2 virus is planned to be launched on the NeuMoDx systems in the second half of 2020. For the Updated Management Projections, it is assumed that QIAGEN continues to operate as a distributor for NeuMoDx in Europe and other major markets worldwide outside of the United States.

•

Adjusted Operating Income & Diluted EPS: QIAGEN expects an adjusted operating income growth of 34.2% per annum from 2019 through 2021 and 12.6% per annum from 2019 through 2023. The adjusted operating margin is expected to grow from 27.6% in 2019 to 31.9% in 2023. Adjusted diluted earnings per share (EPS) are expected to show a growth of 36.1% per annum from 2019 through 2021 and 13.8% per annum from 2019 through 2023.

•

Cash Flow / Capital Allocation: Capex is assumed to be approx. USD 160 million in 2020 and generally fall within a range of approx. 8-9% of sales from 2020 through 2023. QIAGEN furthermore assumes cash proceeds from its minority investment in ArcherDx in Q4 2020 and Q1 2021 of USD 95 million in total and further milestones assumed to take place thereafter for approximately USD 65 million in total.

•

Balance Sheet: QIAGEN has applied estimated figures as at June 30, 2020, providing for a Total Debt of USD 2,199 million and Cash of USD 748 million. In assessing its stand-alone value, QIAGEN has also taken into account the potential impact of having to pay the Termination Payment (USD 367m) in the event that QIAGEN would make an Adverse Recommendation Change and Thermo Fisher were to terminate the Business Combination Agreement.

Use of Non-GAAP Measures

Certain of the line items included in the Updated Management Projections constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. QIAGEN believes that such non-GAAP financial measures are helpful to evaluate trends, establish budgets, measure the effectiveness of QIAGEN’s sales and marketing efforts and assess operational effectiveness and efficiencies. The presentation of the non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. This information should not be considered in isolation or in lieu of QIAGEN’s operating and other financial information determined in accordance with U.S. GAAP. Further, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in the Updated Management Projections may not be comparable to similarly titled measures of other companies.

– English Version –

The following table presents a reconciliation of each of the non-GAAP financial measures set forth in the Updated Management Projections above for the year ended December 31, 2019 to each of the most directly comparable GAAP measures:

(in USD millions)	Reconciliation from U.S. GAAP Net Loss to Non-GAAP Adjusted EBITDA for the Year Ended December 31, 2019
U.S. GAAP Net Loss	$(41)

Add back Other expense	52
Less Income tax benefit	(36)

U.S. GAAP Loss from Operations	(26)

Add back Depreciation and amortization(1)	206
Add back 2019 restructuring measures	302
Add back Business integration, acquisition and restructuring-related items (including litigation)	44

Non-GAAP Adjusted EBITDA	$526

(1)	Depreciation does not include depreciation on operating lease assets.

(in USD millions)	Reconciliation from U.S. GAAP Net Loss to Non-GAAP Adjusted EBIT for the Year Ended December 31, 2019
U.S. GAAP Net Loss	$(41)

Add back Other expense	52
Less Income tax benefit	(36)

U.S. GAAP Loss from Operations	(26)

Add back 2019 restructuring measures	302
Add back Business integration, acquisition and restructuring-related items (including litigation)	44

Non-GAAP Adjusted EBIT	$320

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(in USD millions)	Reconciliation from U.S. GAAP Diluted Loss per Common Share to Non-GAAP Adjusted Diluted Earnings per Common Share for the Year Ended December 31, 2019
U.S. GAAP Diluted Loss per Common Share	$(0.18)

Add back 2019 restructuring measures	1.32
Less Related tax benefit on 2019 restructuring measures	(0.31)
Add back Business integration, acquisition and restructuring-related items (including litigation)	0.19
Less Related tax benefit on Business integration, acquisition and restructuring-related items (including litigation)	(0.05)
Add back Purchased intangible amortization	0.43
Less Related tax benefit on Purchased intangible amortization	(0.11)
Add back Non-cash interest expense charges	0.17
Less Other special income and expense items including taxes	(0.03)

Non-GAAP Adjusted Diluted Earnings per Common Share	$1.43

*

U.S. GAAP Diluted Loss per Common Share does not consider dilutive shares in 2019 as those shares would be antidilutive. Impacts of adjustments and Non-GAAP Adjusted Diluted Earnings per Common Share were calculated using diluted shares.

Tables may have rounding differences.

The Updated Management Projections, including the non-GAAP financial measures, for the years ending December 31, 2020, 2021, 2022 and 2023 are forward-looking statements. QIAGEN does not provide a reconciliation of forward-looking non-GAAP financial measures to its comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, QIAGEN does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, it is difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense due to factors which are difficult to predict and subject to constant change. As a result, QIAGEN does not believe that a GAAP reconciliation of forward-looking non-GAAP financial measures for the years ending December 31, 2020, 2021, 2022 or 2023 would provide meaningful supplemental information about QIAGEN’s outlook.

Additional Information Concerning the Updated Management Projections

The summary of the Updated Management Projections is included in this Supplemental Statement solely to give QIAGEN’s shareholders access to certain financial projections that were made available to the

– English Version –

Supervisory Board, Goldman Sachs and Barclays, and is not being included in this Supplemental Statement to influence any shareholder’s decision whether to tender their QIAGEN Shares in the Offer or for any other purpose. The Updated Management Projections were prepared solely for internal use of QIAGEN, the Supervisory Board and its advisors, and use in connection with exploring a potential transaction. The Updated Management Projections were not prepared with a view toward public disclosure or published guidelines of the SEC regarding forward-looking statements.

No independent registered public accounting firm provided any assistance in the preparation or review of the Updated Management Projections. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Updated Management Projections or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for, and express no opinion on, the information contained in the Updated Management Projections. The auditor’s report included in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2019 relates solely to the historical financial information of QIAGEN prepared in accordance with U.S. GAAP. Such report does not extend to the Updated Management Projections and should not be read to do so.

By including the Updated Management Projections in this Supplemental Statement, none of the Bidder, QIAGEN nor any of their representatives has made or makes any representation to any person regarding the information included in the Updated Management Projections or the ultimate performance of QIAGEN, the Bidder or any of their affiliates compared to the information contained in the Updated Management Projections. QIAGEN has made no representation to the Bidder, in the Business Combination Agreement or otherwise, concerning the Updated Management Projections.

The assumptions and estimates underlying the Updated Management Projections, all of which are difficult to predict and many of which are beyond the control of QIAGEN, may not be realized. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Updated Management Projections, whether or not the Offer and the related transactions are completed. None of the Bidder, QIAGEN, the Managing Board and the Supervisory Board nor any of their affiliates assumes any responsibility to QIAGEN Shareholders for the accuracy of this information.

In particular, the Updated Management Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions as to future events made by QIAGEN’s management, including about pricing, market growth, market share, competition, manufacturing capacity, supplier capabilities, the effect of the COVID-19 pandemic on QIAGEN’s business, and other relevant factors, that are inherently uncertain. QIAGEN’s management believed the assumptions and estimates were reasonable at the time the Updated Management Projections were prepared, taking into account the relevant information available to QIAGEN’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Because the Updated Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on the commercial value of QIAGEN’s products and services. Important factors that may affect actual results and cause the Updated Management Projections not to be achieved include, but are not limited to, general economic conditions, the duration and severity of the COVID-19 pandemic and the impact of the COVID-19 pandemic on the demand for QIAGEN’s products and other aspects of its business, accuracy of certain accounting assumptions, changes in QIAGEN’s growth strategies and in its future prospects, business development, results of operations and financial condition, competition from local and international companies, the adoption of new, or changes to existing, laws and regulations, relationships with and revenue from customers, the status of or changes to QIAGEN’s relationships with other partners and other risk factors described in QIAGEN’s SEC filings, including QIAGEN’s Annual Report on

– English Version –

Form 20-F for the year ended December 31, 2019. The Updated Management Projections also reflect assumptions as to certain business decisions that are subject to change.

The Updated Management Projections, which are forward-looking statements, do not take into account any circumstances or events occurring after the date that they were prepared and do not account for the consummation of the transactions contemplated by the Business Combination Agreement, and therefore the Updated Management Projections do not give effect to the Offer, the related transactions or any changes to QIAGEN’s operations or strategy that may be implemented after the consummation of the Offer and the related transactions, including cost synergies that may be realized as a result of the Offer and the related transactions, any costs incurred in connection with the Offer and the related transactions or any effects of the pendency of the Offer. As a result, there can be no assurance that the Updated Management Projections will be realized, and actual results may be materially better or worse than those contained in the Updated Management Projections. The inclusion of this information should not be regarded as an indication that the Managing Board, the Supervisory Board, QIAGEN, the Bidder or any other recipient of this information considered, or now considers, as the case may be, the Updated Management Projections to be material information of QIAGEN or predictive of actual future results. Nor should it be construed as financial guidance, and it should not be relied upon as such.

The Updated Management Projections have not been revised or amended based on developments that have occurred after the date on which they were prepared.

QIAGEN undertakes no obligation, except as required by law, to update or otherwise revise the Updated Management Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Updated Management Projections, readers of this Supplemental Statement are cautioned not to place undue, if any, reliance on the Updated Management Projections.

5.3	Fairness Opinions of QIAGEN’s Financial Advisors on Increased Offer Price

On July 16, 2020, QIAGEN’s Financial Advisors, each rendered their oral opinion to the Supervisory Board and Managing Board that, as of such date and based upon and subject to the qualifications, limitations, factors and assumptions set forth in their respective opinion, (i) the Increased Offer Price to be paid to the holders (other than Thermo Fisher and its Affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its Affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its Affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, Merger and Share Transfer Agreement were fair, from a financial point of view, to such holders, as applicable.

A detailed description of the considerations underlying both Financial Advisors’ opinions is attached hereto as Annex 1, which forms an integral part of this Supplemental Statement. Both Financial Advisors subsequently individually confirmed their opinions in writing. The full texts of the Financial Advisors’ written opinions, dated as of July 16, 2020, are attached hereto as Annex 2 and Annex 3 (together, the “Revised Fairness Opinions”).

The Revised Fairness Opinions replace in their entirety the Fairness Opinions that were included in the Statement.

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5.4	Analysis of the Offer as Amended

In evaluating the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement (the “Proposed Transactions”), including the Offer, the Managing Board and the Supervisory Board consulted regularly with senior management of QIAGEN, as well as with representatives of De Brauw, Linklaters LLP, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Goldman Sachs and Barclays.

In the course of (i) determining that the Offer, the Business Combination Agreement and the Proposed Transactions are in the best interest of QIAGEN, its business, and its shareholders, employees and other stakeholders, (ii) approving the Business Combination Agreement and the Proposed Transactions and (iii) determining to continue to support the Offer and the Proposed Transactions and recommend acceptance of the Offer by the holders of QIAGEN Shares and recommend to the QIAGEN Shareholders to vote in favor of the Merger Resolution at the Subsequent EGM, the Managing Board and the Supervisory Board – in addition to the considerations set out in the Statement which continue to be relevant – considered the factors listed in sec. 4.3 of the Statement as well as numerous other factors, including the factors listed below, which are listed in no particular order of importance, each of which, in the view of the Managing Board and the Supervisory Board, supported such determinations, in addition to the other factors mentioned in sec. 5 of this Supplemental Statement.

5.4.1	Considerations

(a)	Offer Price

•

Revised Fairness Opinions: The QIAGEN Boards considered the opinions of Barclays and Goldman Sachs, each dated as of July 16, 2020, that as of such respective date and based upon, and subject to the qualifications, limitations, factors and assumptions set forth in their respective opinions, (i) the Increased Offer Price to be paid to the holders (other than Thermo Fisher and its Affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its Affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and the Asset Sale Agreement, or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its Affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, Merger and Share Transfer Agreement, were fair from a financial point of view to such holders, as applicable, and considered the various financial analyses undertaken by Goldman Sachs and Barclays in connection with each of their respective Revised Fairness Opinions.

•

QIAGEN’s financial condition and results and outlook: The Managing Board and the Supervisory Board have thoroughly evaluated the impact of the COVID-19 pandemic on its recent financial performance and growth perspectives as announced on July 13, 2020, taking into account the increased demand for COVID-19 testing and research solutions as well as weaker year-over-year sales trends in other areas of the portfolio, which are being adversely impacted by quarantines and lockdown actions in countries around the world. The Managing Board has prepared the Updated Management Projections to reflect these trends for the short- and mid-term, and evaluated the Updated Management Projections with the Supervisory Board, as further described in sec. 5.2 of this Supplemental Statement. The Managing Board and the Supervisory Board believe that the Increased Offer Price fairly reflects the incremental value-creation of these trends for QIAGEN’s business, as well as its potential for future growth and acquisition opportunities.

The Managing Board and the Supervisory Board firmly believe that they obtained Thermo Fisher’s best and final offer following the announcement of QIAGEN’s Q2 2020 results and growth perspectives on July 13, 2020 and that the Increased Offer Price represented the highest per QIAGEN

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Share consideration that could be obtained, taking into account the fact that QIAGEN negotiated an increase of the Offer Price to EUR 43.00 (approximately $49.06, based on the spot rate of 1.141 EUR /USD as at July 15, 2020 as published by Bloomberg) per QIAGEN Share in cash from Thermo Fisher’s Initial Offer Price of EUR 39.00 (approximately $43.00, based on the spot rate of 1.103 EUR/USD as at February 28, 2020 as published by Bloomberg) per QIAGEN Share in cash on March 3, 2020, as described in sec. 5.1 of this Supplemental Statement.

•

No superior proposals: Several parties showed an interest in acquiring QIAGEN before QIAGEN entered into the Business Combination Agreement on March 3, 2020. As described in sec. 4.1 and sec. 4.3.1., the initial Offer Price of EUR 39.00 was higher than the last proposals made by each of Party A, Party B, Party C and Party D. In addition, no parties, including none of the previously interested parties, have expressed any interest to QIAGEN in making a superior proposal to acquire QIAGEN for a price exceeding the initial Offer Price of EUR 39.00.

•

Premium to historical market prices and other acquisition premia: The relationship of the Increased Offer Price to the historical market prices of the QIAGEN Ordinary Shares, including that the Increased Offer Price represents a premium as set out below.

Premium compared to March 2, 2020

The stock exchange price of the QIAGEN Ordinary Shares on March 2, 2020, reflects the last trading day prior to the publication of the decision to make the Offer.

Based on the stock exchange price of the QIAGEN Ordinary Shares at the FSE on March 2, 2020, the Increased Offer Price of EUR 43.00 per QIAGEN Share includes the following premiums:

Reference point	FSE Closing Price(1)	Premium
Closing stock exchange price on the FSE on March 2, 2020	EUR 31.80	EUR 11.20 (approx. 35.2%)
Volume-weighted average price on the FSE on days on which QIAGEN Ordinary Shares were traded during the last six months prior to March 2, 2020	EUR 31.23	EUR 11.77 (approx. 37.7%)

(1)	Source: Bloomberg

Based on the stock exchange price of the QIAGEN Ordinary Shares on the NYSE on March 2, 2020 and the EUR – USD exchange rate indicated below, the Increased Offer Price of EUR 43.00 per QIAGEN Share (or USD 49.06 per QIAGEN Share based on the exchange rate on July 15, 2020) includes the following premiums:

Reference point	NYSE Closing Price(1)	Premium
Closing stock exchange price on the NYSE on March 2, 2020	USD 36.12 (approx. EUR 32.44 (2))	USD 12.94(3) (approx. 35.8%) (EUR 10.56, approx. 32.6%)
Volume-weighted average price on the NYSE on days on which QIAGEN Ordinary Shares were traded during the last six months prior to March 2, 2020	USD 34.57 (approx. EUR 31.05(2))	USD 14.49(3) (approx. 41.9%) (EUR 11.95, approx. 38.5%)

(1)	Source: Bloomberg
(2)	Based on an exchange rate of EUR 1 = USD 1.113 on March 2, 2020
(3)	Based on an exchange rate of EUR 1 = USD 1.141 on July 15, 2020

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(b)	Other Transactional Considerations

Minimum Acceptance Threshold

When negotiations in relation to a potential amendment to the Offer commenced between Thermo Fisher and QIAGEN, the Managing Board and the Supervisory Board considered an increase of the Initial Offer Price crucial. Accordingly, during the respective negotiations, the Managing Board and the Supervisory Board were – among other potential reasonable changes – generally open to considering Thermo Fisher’s request to lower the Minimum Acceptance Threshold. The final outcome of the negotiations, to lower the Minimum Acceptance Threshold to 66.67%, as described in sec. 5 of this Supplemental Statement was ultimately accepted in view of the further changes to the Business Combination Agreement and the resulting Amendment to the Offer. In particular, the Managing Board and the Supervisory Board considered the fact that the decreased Minimum Acceptance Threshold is customary for transactions of this size and nature, including those that involve a similar back-end structure.

5.4.2	Adequacy of the Consideration Offered

The Managing Board and Supervisory Board have, each individually, thoroughly evaluated the adequacy (Angemessenheit) of the consideration within the meaning of Sec. 31 (1) sent. 1 WpÜG and the other arrangements included in the Business Combination Agreement. In particular, the Managing Board and Supervisory Board have each individually, based their evaluations on all facts and criteria set out in secs. 5.1 through 5.4.1 above.

Further, the Managing Board and the Supervisory Board believe that the Revised Fairness Opinions support that the Increased Offer Price is fair from a financial point of view towards the QIAGEN Shareholders. The Managing Board and the Supervisory Board have each independently assured themselves of the plausibility of the approaches underlying both Revised Fairness Opinions obtained from their Financial Advisors. On that basis, the Managing Board and the Supervisory Board consider the Revised Fairness Opinions relevant for their evaluation of the Increased Offer Price as described in this Supplemental Statement.

As a result of their careful individual assessment and consideration of qualified external advice, the Managing Board and the Supervisory Board each unanimously (i) deem the Increased Offer Price to be attractive and to constitute adequate (angemessen) consideration, (ii) concluded that the Increased Offer Price is fair to the QIAGEN Shareholders from a financial point of view and (iii) concluded that overall the arrangements included in the Business Combination Agreement are in the best interest of QIAGEN, the sustainable success of its business and of its clients, employees, shareholders and other stakeholders.

6	EXTENSION OF THE ACCEPTANCE PERIOD

The Managing Board and the Supervisory Board point out that the Amendment to the Offer results in an automatic extension of the Acceptance Period by two weeks pursuant to Sec. 21 (5) sent. 1 WpÜG since it was made within the last two weeks of the Acceptance Period. The Acceptance Period will, therefore, expire on August 10, 2020 24:00 hours (CEST) / 18:00 hours (New York local time).

7	RIGHT OF WITHDRAWAL

Furthermore, the Managing Board and the Supervisory Board point out that the QIAGEN Shareholders who have accepted the Offer before the publication of the Amendment to the Offer may pursuant to Sec. 21 (4) WpÜG, as further described in sec. 17.2 (a) of the Offer Document, at any time until the end of the Acceptance Period, withdraw from the agreements that came into existence as a result of accepting the Offer. The other rights of withdrawal set out in sec. 17 of the Offer Document also remain unaffected. For details on applicable rights of withdrawal and their exercise, reference is made to sec. 17 of the Offer Document.

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QIAGEN Shareholders who have already validly accepted the Offer and not validly withdrawn their shares are not required to take any further action in order to receive the Increased Offer Price in accordance with the terms and conditions of the Offer. In particular, such QIAGEN Shareholders do not have to exercise their right of withdrawal.

8	POSSIBLE CONSEQUENCES OF NON-ACCEPTANCE OF THE OFFER

In light of the change described in sec. 3.2 of this Supplemental Statement and as set out in sec. 4 of the Amendment to the Offer, the QIAGEN Boards modify their statement made under sec. 6.2, second bullet of the Statement to the effect that QIAGEN Shareholders intending not to accept the Offer and not to otherwise sell their QIAGEN Shares should take into account, inter alia, that depending on the number of QIAGEN Shareholders that do not accept the Offer during the Acceptance Period, it is possible that the Minimum Acceptance Threshold for the Offer of 66.67% of the QIAGEN Shares issued and outstanding (geplaatst en uitstaand gewoon kapitaal) will not be met and the Offer will not be consummated (see sec. 12.1 of the Offer Document together with sec. 4 of the Amendment to the Offer). If the Offer is not consummated, this could have adverse consequences for the stock exchange price of the QIAGEN Ordinary Shares.

9	INTERESTS OF THE MEMBERS OF THE MANAGING BOARD, THE SUPERVISORY BOARD AND OTHER EXECUTIVE OFFICERS

In Annex 4 to this Supplemental Statement, QIAGEN has provided certain updated information in relation to QIAGEN Options, QIAGEN RSUs and QIAGEN PSUs held by the Managing Board, the Supervisory Board and other Executive Officers updated to reflect the Increased Offer Price.

10	INTENTION OF THE MEMBERS OF THE MANAGING BOARD AND SUPERVISORY BOARD TO ACCEPT THE OFFER

All members of the QIAGEN Boards have tendered or intend to tender all of the QIAGEN Shares held by them in the Offer. Furthermore, to the knowledge of QIAGEN after making reasonable inquiry, to the extent permitted by applicable securities laws, rules or regulations, all Executive Officers and relevant affiliates of QIAGEN continue to intend to tender, or cause to be tendered all QIAGEN Shares held of record or beneficially owned by such person or entity pursuant to the Offer.

11	RECOMMENDATION

Each QIAGEN Shareholder must make its own decision on whether or not to accept the Offer taking into account the overall circumstances, its individual situation (including its individual tax situation), and its personal assessment of the possibilities of the future development of the value and share price of QIAGEN Shares. Subject to applicable law, the Managing Board and the Supervisory Board assume no responsibility in the event that the acceptance or non-acceptance of the Offer should subsequently have adverse economic consequences for any QIAGEN Shareholder.

Having conducted an independent and separate review, the Managing Board and the Supervisory Board have concluded that the Amendment to the Offer does not contain any information that would give cause to deviate from the recommendation contained in sec. 13 of the Statement.

Therefore, after due and careful consideration of the information contained in the Statement and this Supplemental Statement and the overall circumstances of and in connection with the Offer as well as the goals and intentions of the Bidder, the Managing Board and the Supervisory Board, each for itself, (a) unanimously determined that, on the terms of and subject to the conditions of the Business

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Combination Agreement, the Offer, and the other Proposed Transactions and the related actions as contemplated in the Business Combination Agreement, continue to be in the best interest of QIAGEN and its stakeholders (including the QIAGEN Shareholders) and (b) unanimously approved the execution and delivery of the Business Combination Agreement by QIAGEN and the performance by QIAGEN of its obligations under the Business Combination Agreement and the consummation of the transactions contemplated by the Business Combination Agreement, including the Offer.

Therefore, upon due consideration of the Proposed Transactions and the related actions as contemplated in the Business Combination Agreement and taking into account the considerations and explanations contained in the Statement and this Supplemental Statement, the Managing Board and the Supervisory Board unanimously continue to

(i)	support the Offer and recommend to all QIAGEN Shareholders to accept the Offer and tender their QIAGEN Shares under the Offer; and

(ii)	recommend that QIAGEN Shareholders vote in favor of the Merger Resolution at the Subsequent EGM.

This Supplemental Statement and the recommendation given above were both unanimously adopted by the Managing Board and the Supervisory Board independently on July 21, 2020.

Venlo, July 22, 2020

QIAGEN N.V.

The Managing Board	The Supervisory Board

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ANNEX 1

Considerations Underlying the Fairness Opinions

Opinions of QIAGEN’s Financial Advisors

1.	Opinion of Barclays

QIAGEN engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for QIAGEN, including a possible sale of QIAGEN, pursuant to an engagement letter dated November 20, 2019. On July 16, 2020, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Supervisory Board and Managing Board that, as of such date and based upon and subject to the qualifications, limitations, factors and assumptions stated in its opinion, (i) the Increased Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement were fair, from a financial point of view, to such holders, as applicable.

The full text of Barclays’ written opinion, dated as of July 16, 2020, is attached as Annex 3 hereto. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Supervisory Board and the Managing Board, addresses only the fairness, from a financial point of view, of (i) the Increased Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement, as applicable and does not constitute a recommendation to any QIAGEN Shareholder as to whether to accept the Increased Offer Price to be offered to the holders of QIAGEN Shares in connection with the Proposed Transactions or how any holder of QIAGEN Shares, QIAGEN Newco Shares or any other security should vote or act with respect to the Asset Sale and Liquidation, the Merger and Liquidation or any other matter.

The terms of the Proposed Transactions were determined through arm’s-length negotiations between QIAGEN and Thermo Fisher and were unanimously approved by the Supervisory Board and Managing Board. Barclays did not recommend any specific form of consideration to QIAGEN or that any specific form of consideration constituted the only appropriate consideration for the Proposed Transactions. Barclays was not requested to address, and its opinion does not in any manner address, QIAGEN’s underlying business decision to proceed with or effect the Proposed Transactions, the likelihood of completion of the Proposed Transactions, or the relative merits of the Proposed Transactions as compared to any other transaction in which QIAGEN may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transactions, or any class of such persons, whether relative to (i) the Increased Offer Price to be

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paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement, (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Asset Sale and Liquidation pursuant to the Business Combination Agreement and the Asset Sale Agreement, (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares in the Merger and Liquidation pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement, as applicable, or otherwise. No limitations were imposed by the Supervisory Board or Managing Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

–

reviewed and analyzed a draft of the BCA Amendment Agreement, dated as of July 16, 2020, the Business Combination Agreement, dated as of March 3, 2020 and the specific terms of the Proposed Transactions;

–	reviewed and analyzed the Amendment to the Offer, filed by Thermo Fisher and the Bidder, with the SEC on April 28, 2020, as amended thereafter;

–	reviewed and analyzed the Schedule 14D-9 the Company filed with the SEC on May 18, 2020, as amended thereafter;

–	reviewed and analyzed a draft of the form of Asset Sale Agreement, dated as of March 3, 2020;

–	reviewed and analyzed a draft of the form of Share Transfer Agreement, dated as of March 3, 2020;

–	reviewed and analyzed a draft of the form of the Merger Proposal and Explanatory Notes thereto, dated as of March 3, 2020;

–

reviewed and analyzed publicly available information concerning QIAGEN that Barclays believed to be relevant to Barclays’ analysis, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and certain interim reports to shareholders on Form 6-K of QIAGEN, including its Quarterly Reports for the fiscal quarter ended March 31, 2020;

–

reviewed and analyzed updated financial and operating information with respect to the business, operations and prospects of QIAGEN furnished to Barclays by QIAGEN, including Updated Management Projections of QIAGEN previously prepared by management of QIAGEN;

–	reviewed and analyzed a trading history of QIAGEN Ordinary Shares for the year ended March 2, 2020 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

–	reviewed and analyzed a comparison of the historical financial results and present financial condition of QIAGEN with those of other companies that Barclays deemed relevant;

–	reviewed and analyzed updated published estimates of independent research analysts with respect to the future financial performance and price targets of QIAGEN;

–	reviewed and analyzed a comparison of the updated financial terms of the Proposed Transactions with the financial terms of certain other transactions that Barclays deemed relevant;

–	reviewed and analyzed the results of Barclays’ efforts to solicit indications of interest from third parties with respect to a sale of QIAGEN;

–	had discussions with the management of QIAGEN concerning QIAGEN’s businesses, operations, assets, financial condition and prospects; and

–	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not

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assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of QIAGEN that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Updated Management Projections, upon the advice and at the instruction of QIAGEN, Barclays assumed that such forecasts were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of QIAGEN as to the future financial performance of QIAGEN as of the date of Barclays’ Fairness Opinion and that QIAGEN would perform substantially in accordance with such forecasts. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays expressed no opinion or view as to the potential effects of the unusual volatility currently being experienced in the credit, financial and stock markets on QIAGEN or the Proposed Transactions. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of QIAGEN and did not make or obtain any evaluations or appraisals of the assets or liabilities of QIAGEN. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 16, 2020. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after July 16, 2020. Barclays expressed no opinion as to the prices at which QIAGEN Ordinary Shares would trade following the announcement of the Proposed Transactions.

Barclays assumed that the executed Agreements would conform in all material respects to the last draft reviewed by Barclays. Barclays assumed the accuracy of the representations and warranties contained in the Business Combination Agreement, the Merger, the Share Transfer Agreement and the Asset Sale Agreement (together, the “Agreements”) and all the agreements related thereto. Barclays also assumed, upon the advice and at the instruction of QIAGEN, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions would be obtained within the constraints contemplated by the Agreements and that the Proposed Transactions will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, upon the advice and at the instruction of QIAGEN, Barclays also assumed for purposes of its analyses and opinion that the Proposed Transactions will include either the Merger and Liquidation or the Asset Sale and Liquidation following the consummation of the Offer and that the Merger and Liquidation or the Asset Sale and Liquidation will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any term, condition or agreement thereof the effect of which would be in any way meaningful to Barclays’ analysis. Barclays did not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood QIAGEN had obtained such advice as it deemed necessary from qualified professionals.

The opinion of Barclays is not, and should not be construed to be, an expert’s report or a valuation opinion (Wertgutachten) of the type rendered by qualified auditors or independent experts under the requirements of the laws of Germany or The Netherlands or any other applicable laws. An opinion of fairness from a financial point of view differs in a number of important respects from such a valuation opinion performed by qualified auditors and experts and from accounting valuations generally. The opinion of Barclays has not been prepared according to the guidelines for the rendering of fairness opinions (IDW S8) of the institute of public auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. – IDW).

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In connection with rendering its opinion and performing such financial, comparative and other analyses, Barclays noted that, based on the spot EUR/USD exchange rate as July 15, 2020, the EUR 43.00 in cash was equal to $49.06. In arriving at its opinion, Barclays did not ascribe a specific range of values to QIAGEN Shares but rather made its determination as to fairness, from a financial point of view, as of the date thereof, to (i) the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares of the Increased Offer

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Price to be paid to such holders of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the holders of QIAGEN Shares (other than Thermo Fisher and its affiliates) of the Advance Liquidation Distribution to be paid to such holders pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the holders of QIAGEN Newco Shares (other than Thermo Fisher and its affiliates) of the QIAGEN Newco Liquidation Distributions to be paid to such holders pursuant to the Business Combination Agreement, the Share Transfer Agreement and the Merger, as applicable, on the basis of various financial and comparative analyses.

The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

As discussed in sec. 5.4 of this Supplemental Statement, Barclays’ opinion to the Supervisory Board and the Managing Board, as available at the respective points in time, were one of many factors taken into consideration by the Supervisory Board and the Managing Board in making their determination to approve and recommend the Proposed Transactions and to recommend acceptance of the Offer to the QIAGEN Shareholders.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Supervisory Board and the Managing Board. The following summary does not purport to be a complete description of the analyses performed by Barclays in connection with the fairness opinion or the analyses and reviews underlying Barclays’ opinion and is qualified in its entirety by reference to Barclays’ written opinion attached as Annex 3.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. Barclays prepared these analyses for purposes of providing its opinion to the Supervisory Board and Managing Board. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of QIAGEN, Thermo Fisher or any other parties to the Proposed Transactions. No company, business or transaction considered in Barclays’ analyses and reviews is identical to QIAGEN or the Proposed Transactions, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of QIAGEN, Thermo Fisher, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates or forecasts of future results contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the

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prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 14, 2020, the last trading day before the date that Barclays rendered its oral opinion to the Managing Board and Supervisory Board, and is not necessarily indicative of current market conditions.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected life science tools transactions and diagnostics transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to QIAGEN with respect to the size, mix margins and other characteristics of their businesses.

For each of the selected transactions, Barclays calculated and compared enterprise value as a multiple of last twelve months (“LTM”) EBITDA based on the latest available public filings as of the time of announcement. While none of the companies that participated in the selected transactions (other than QIAGEN itself) are directly comparable to QIAGEN, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of QIAGEN’s results, market size and product profile.

The selected precedent transactions and results of this analysis were as follows:

Life Science Tools Precedent Transactions
Announcement Date	Target	Acquiror	LTM EBITDA
07/11/19	Biotek Instruments, Inc.	Agilent Technologies, Inc.	NM
03/24/19	BrammerBio, Inc.	Thermo Fisher	NM
02/25/19	General Electric (Biopharma)	Danaher Corporation	17.8x
03/09/18	Integrated DNA Technologies, Inc.	Danaher Corporation	NM
05/27/16	FEI Company	Thermo Fisher	19.7x
01/08/16	Affymetrix Inc.	Thermo Fisher	20.6x
05/13/15	Pall Corporation	Danaher Corporation	20.8x
09/22/14	Sigma-Aldrich Corporation	Merck KGaA	19.8x
04/15/13	Life Technologies Corp.	Thermo Fisher	13.7x
12/13/10	Dionex Corp.	Thermo Fisher	20.5x
02/28/10	Millipore Corporation	Merck KGaA	17.4x
07/27/09	Varian, Inc.	Agilent Technologies, Inc.	12.1x
04/25/06	Serologicals Corporation	Millipore Corporation	19.9x

		Range	12.1x-20.8x

		Median	19.7x

		Mean	18.2x

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Diagnostics Precedent Transactions
Announcement Date	Target	Acquiror	LTM EBITDA
07/29/19	Genomic Health, Inc.	Exact Sciences Corp.	30.2x
05/16/18	Abaxis, Inc.	Zoetis, Inc.	39.4x
06/19/17	EUROIMMUN Medical Laboratory Diagnostics AG	PerkinElmer, Inc.	20.0x
09/01/16	Cepheid, Inc.	Danaher Corporation	NM
02/01/16	Alere, Inc.	Abbott Laboratories	16.8x
05/17/12	Dako	Agilent Technologies, Inc.	21.3x
04/30/12	Gen-Probe Incorporated	Hologic, Inc.	19.7x
05/19/11	Phadia AB	Thermo Fisher	16.6x
07/25/07	Dade Behring Holdings, Inc.	Siemens Medical Solutions	15.2x
06/25/07	Ventana Medical Systems, Inc.	Roche Holding AG	NM
06/03/07	Digene Corp.	QIAGEN, N.V.	41.9x
05/17/07	Biosite Inc.	Inverness Medical Innovations, Inc.	18.8x
06/29/06	Bayer Healthcare Diagnostics	Siemens Medical Solutions	14.6x
04/27/06	Diagnostic Products Corporation	Siemens Medical Solutions	11.6x

		Range	11.6x-41.9x

		Median	19.2x

		Mean	22.2x

“NM” means not measurable.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of QIAGEN and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Proposed Transactions. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Proposed Transactions which would affect the acquisition values of the selected target companies and QIAGEN. Based upon its professional judgment and experience, Barclays selected a range of 18.0x to 22.0x Enterprise Value/LTM EBITDA multiples and applied such range to QIAGEN’s 2019 LTM adjusted EBITDA as of June 30, 2020 based on the guidance provided by the management of QIAGEN, in each case, to calculate a range of illustrative enterprise values for QIAGEN. Barclays then subtracted from the range of illustrative enterprise values it derived for QIAGEN the assumed amount of QIAGEN’s net debt of $1.451 billion (inclusive of the $367 million break fee that would be due in case QIAGEN would make an Adverse Recommendation Change and Thermo Fisher would consequently terminate the Business Combination Agreement), as provided by the management of QIAGEN to derive a range of illustrative equity values for QIAGEN. Barclays then divided the range of illustrative equity values it derived by the applicable number of fully diluted outstanding QIAGEN Shares, as provided by the management of QIAGEN to derive a range of implied equity values per QIAGEN Ordinary Share of $39.26 – $49.01.

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Illustrative Discounted Cash Flow Analysis

In order to estimate the illustrative present values of QIAGEN Shares, Barclays performed a discounted cash flow analysis of QIAGEN. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a company by calculating the “present value” of estimated future cash flows of the company. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

Barclays performed a discounted cash flow analysis of QIAGEN based on estimates of unlevered free cash flows of QIAGEN as reflected in the Updated Management Projections to derive a range of implied present values per QIAGEN Ordinary Share as of June 30, 2020, using a mid-year discounting convention. Utilizing discount rates ranging from 7.5% to 8.5%, reflecting estimates of QIAGEN’s weighted average cost of capital, Barclays derived a range of implied enterprise values for QIAGEN by discounting to present value as of June 30, 2020, (i) estimates of unlevered free cash flows of QIAGEN for the years 2020 through 2023 as reflected in the Updated Management Projections and (ii) a range of terminal values for QIAGEN derived by applying a range of terminal value exit multiples ranging from 16.0x to 20.0x Enterprise Value/LTM EBITDA to the projected 2023 EBITDA. Barclays derived such discount rates by application of the Capital Asset Pricing Model, which requires taking into account QIAGEN’s capital structure, yields for U.S. Treasury notes, levered and unlevered betas for QIAGEN and comparable companies, market risk premium, tax rates and other appropriate factors. In selecting the range of terminal value exit multiples, Barclays made qualitative judgments based on its experience and professional judgment. Barclays then added the present value of the terminal value to the present values of the unlevered free cash flows for each of the fiscal years 2020 through 2023 and subtracted the assumed amount of QIAGEN’s net debt of $1.451 billion (inclusive of the $367 million break fee that would be due in case QIAGEN would make an Adverse Recommendation Change and Thermo Fisher would consequently terminate the Business Combination Agreement) to calculate a range of equity values for QIAGEN.

Barclays then divided this range of equity values by the applicable number of fully diluted QIAGEN Shares based on data provided by QIAGEN’s management to derive a range of implied present values per QIAGEN Ordinary Share of $43.28 – $55.17.

Illustrative Present Value of Future Share Price Analysis

Barclays performed an illustrative analysis of the implied present value of an illustrative future value per QIAGEN Ordinary Share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For the analysis of the illustrative future value per QIAGEN Ordinary Share, Barclays used the Updated Management Projections for each of the fiscal years 2020 through 2023.

Barclays first calculated the implied future values per QIAGEN Ordinary Share as of June 30 for each of the fiscal years 2020 to 2022, by applying next-twelve-months adjusted P/E multiples ranging from 22.0x to 26.0x to estimates of the next-twelve-months earnings per QIAGEN Ordinary Share for the years 2020 to 2022. These illustrative multiple estimates were derived by Barclays utilizing its professional judgment and experience. Barclays then discounted 2022 implied future value per share back to June 30, 2020, using a range of illustrative discount rates of 9.0% to 10.0%, reflecting an estimate of QIAGEN’s cost of equity. Barclays derived such range of discount rates by application of the Capital Asset Pricing Model, taking into account QIAGEN’s capital structure, yields for U.S. Treasury notes, levered and unlevered betas for QIAGEN and comparable companies, market risk premium, tax rates and other appropriate factors. This analysis resulted in a range of implied present values per QIAGEN Ordinary Share of $41.61 – $50.31.

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Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the illustrative selected comparable company analysis described below.

Illustrative Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per QIAGEN Ordinary Share by reference to those companies, which could then be used to calculate implied exchange ratio ranges, for reference purposes only, Barclays reviewed and compared specific financial and operating data relating to QIAGEN with selected comparable companies that Barclays, based on its judgement and experience, deemed comparable to QIAGEN.

Barclays calculated and compared various financial multiples and ratios of QIAGEN and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s enterprise value to certain historical financial criteria (such as earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. The results of this illustrative selected comparable company analysis are summarized below:

Diversified Tools/Diagnostics Comparable Companies
Comparable Company	2022 EV / Adjusted EBITDA	2022 Adjusted P/E
Agilent Technologies, Inc.	17.9x	22.3x

Bio-Rad Laboratories, Inc.	27.7x	47.3x

Danaher Corporation	22.4x	28.3x

Illumina, Inc.	32.0x	41.8x

PerkinElmer, Inc.	17.5x	21.0x

Thermo Fisher	21.3x	22.6x

Range	17.5x-32.0x	21.0x-47.3x

Median	21.9x	25.4x

Diagnostics Comparable Companies
Comparable Company	2022 EV / Adjusted EBITDA	2022 Adjusted P/E
Abbott Laboratories	17.3x	22.7x

Becton Dickinson & Co.	14.9x	18.6x

bioMerieux S.A.	19.2x	36.2x

DiaSorin S.R.L.	26.1x	42.1x

Hologic, Inc.	16.1x	19.9x

Sysmex Corp.	17.0x	35.5x

Siemens Healthineers AG	12.6x	19.2x

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Diagnostics Comparable Companies
Comparable Company	2022 EV / Adjusted EBITDA	2022 Adjusted P/E

Range	12.6x-26.1x	18.6x-42.1x

Median	17.0x	22.7x

Life Science Tools Comparable Companies
Comparable Company	2022 EV / Adjusted EBITDA	2022 Adjusted P/E
Abcam PLC	23.5x	37.5x

Avantor, Inc.	13.3x	18.0x

Bio-Techne Corporation	29.7x	40.7x

Bruker Corproration	14.0x	21.4x

Diversified Tools/Diagnostics Comparable Companies
Comparable Company	2022 EV / Adjusted EBITDA	2022 Adjusted P/E
Mettler-Toledo International, Inc.	23.2x	29.5x

Repligen Corporation	50.8x	78.0x

Sartorius AG	27.2x	56.6x

Waters Corporation	16.2x	19.8x

Range	13.3x-50.8	18.0x-78.0x

Median	23.4x	33.5x

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with QIAGEN. However, because of the inherent differences between the business, operations and prospects of QIAGEN and because no selected comparable company is exactly the same as QIAGEN, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of QIAGEN and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between QIAGEN and the companies included in the selected comparable company analysis. Based upon these judgments, Barclays selected a range of 17.0x to 22.0x multiples of EV/Adjusted EBITDA and a range of 23.5x to 27.5x multiples of P/E for QIAGEN and applied such ranges to QIAGEN’s 2022E adjusted EBITDA and 2022E adjusted earnings per share, as applicable, each per the Updated Management Projections, to calculate a range of implied prices per QIAGEN Ordinary Share.

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Supervisory Board and Managing Board selected Barclays because of its familiarity with QIAGEN and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as its substantial experience in transactions comparable to the Proposed Transactions.

Barclays is acting as financial advisor to QIAGEN in connection with the Proposed Transactions. As compensation for its services in connection with the Proposed Transactions, based on its engagement letter with

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QIAGEN, Barclays is due a transaction fee that is estimated by Barclays, based on the information available as of the date of announcement, to be approximately USD 47.7 million, all of which is contingent upon completion of the proposed acquisition. In addition, QIAGEN has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the Proposed Transactions and to indemnify Barclays for certain liabilities that may arise out of its engagement by QIAGEN and the rendering of Barclays’ opinion.

Barclays and its affiliates have performed various investment banking and financial services for QIAGEN, Thermo Fisher and their respective affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, Barclays and its affiliates have performed the following investment banking and financial services:

(i) for QIAGEN or its affiliates, acted as a bookrunner in QIAGEN’s sale of $500 million principal amount of 1.000% convertible senior notes due 2024 in November 2018 and (ii) for Thermo Fisher or its affiliates (A) acted as a passive bookrunner in Thermo Fisher’s sale of $900 million principal amount of 2.60% senior notes due 2029 in September 2019; (B) acted as a passive bookrunner in Thermo Fisher’s sale of EUR 4.4 billion principal amount of senior notes due between 2025 and 2049 in September 2019; and (C) provided Thermo Fisher with certain derivative services from time to time. During the period from January 1, 2018 ending July 16, 2020, Barclays received compensation for investment banking and financial services provided by its investment banking division to QIAGEN and/or its affiliates of $4.6 million. During the same period from January 1, 2018 to July 16, 2020, Barclays received compensation for investment banking and financial services provided by its investment banking division to Thermo Fisher and/or its affiliates of $3.1 million.

In addition, Barclays Bank PLC is one of four counterparties to QIAGEN with respect to convertible note hedge transactions entered into contemporaneously with QIAGEN’s sale of $500 million principal amount of 1.000% convertible senior notes due 2024 (the “Convertible Notes Hedge Transactions 2024”) and with respect to issuer warrant transactions entered into contemporaneously with such Convertible Notes Hedge Transactions 2024 (the “Warrant Transactions 2024” and, collectively with the Convertible Notes Hedge Transactions 2024, the “Bond Hedge and Warrant Transactions 2024”). The Convertible Notes Hedge Transactions 2024 provide QIAGEN with a hedge for any potential cash payment in excess of the principal amount of the convertible notes that QIAGEN may be required to make upon conversion of the convertible notes. The Warrant Transactions 2024 provide Barclays with warrants on QIAGEN Ordinary Shares, the value of which depends on the price of QIAGEN Ordinary Shares exceeding a certain strike price. Assuming that the Bond Hedge and Warrant Transactions 2024 are not otherwise terminated pursuant to their terms, pursuant to the terms of the Bond Hedge and Warrant Transactions 2024 specified in the confirmations thereof, upon the occurrence of a fundamental change and certain other events involving QIAGEN (including the Proposed Transactions), there may be an adjustment, cancellation and/or termination of the Bond Hedge and Warrant Transactions 2024 in whole or in part.

Additionally, even if the Proposed Transactions are not consummated, the Warrant Transactions 2024 may be adjusted, terminated, or canceled by Barclays as a result of the announcement of the Proposed Transactions if Barclays determines that it has the right to take such an action and that such action is necessary to preserve the fair value of the Warrant Transactions 2024 to Barclays. Pursuant to the terms of the Warrant Transactions 2024, Barclays will determine, in good faith and in a commercially reasonable manner as calculation agent with respect to such Warrant Transactions 2024, the economic effect of such an announcement on the value of such Warrant Transactions 2024 and may take into account a number of factors, including, for example, the stock price and changes in volatility, stock loan rate, liquidity, and expected dividends of QIAGEN Shares. If the economic effect of the announcement of the Proposed Transactions is material, Barclays may adjust certain terms of the Warrant Transactions 2024 as appropriate. Barclays may make such adjustments regardless of whether the Proposed Transactions are consummated and may make additional adjustments following any announcement of the modification, cancellation, withdrawal or consummation of the Proposed Transactions.

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While the Convertible Notes Hedge Transactions 2024 may be terminated at fair market value pursuant to their terms and the terms of the ISDA following a fundamental change, such termination may be at a value that would result in less payment to QIAGEN than if the Proposed Transactions had not occurred.

In connection with such Bond Hedge and Warrant Transactions 2024, Barclays has exposure to market fluctuations in the price of QIAGEN Ordinary Shares. Barclays’ ordinary practice is to hedge its net market exposure to the price of the ordinary shares underlying private derivative transactions with issuers of such ordinary shares such as the Bond Hedge and Warrant Transactions 2024. In connection with such transactions, Barclays and its affiliates have engaged, and will continue to engage, in hedging and other market transactions (which may include purchasing or selling QIAGEN Ordinary Shares and the entering into or unwinding of various derivative transactions with respect to QIAGEN Ordinary Shares) that are generally intended to substantially neutralize Barclays’ risk exposure as a result of the Bond Hedge and Warrant Transactions 2024. To mitigate the exposure from the Bond Hedge and Warrant Transactions 2024, Barclays held, as of July 16, 2020, among other instruments, a net long position of approximately 176,788 QIAGEN Ordinary Shares in connection with the Bond Hedge and Warrant Transactions 2024, as well as other derivatives referencing QIAGEN’s securities. Barclays is expected to continue to engage in hedging activities in accordance with applicable law to mitigate its exposure to market fluctuations in the price of QIAGEN Ordinary Shares resulting from the Bond Hedge and Warrant Transactions 2024. Such hedging activity has been, and will be, at Barclays’ own risk and may result in a gain or loss to Barclays that may be greater than or less than the contractual benefit to Barclays under the Bond Hedge and Warrant Transactions 2024. The amount of any such gain or loss will not be known until the Bond Hedge and Warrant Transactions 2024 have been fully exercised, expired, or terminated in accordance with their terms and Barclays and its affiliates have completed all of their unwind activities.

Whether the Proposed Transactions result in adjustments, exercises, and/or terminations of Bond Hedge and Warrant Transactions 2024 and the amount of payments or deliveries to be made upon ultimate exercise, expiration, cancellation or termination of the Bond Hedge and Warrant Transactions 2024 will depend on a number of factors, including how the Proposed Transactions are treated under the Bond Hedge and Warrant Transactions 2024 as documented. As such factors change, and as Barclays has hedged its position under such transactions, the completion of the Proposed Transactions could result in ultimate payments to or from Barclays that are greater than, equal to, or less than the amount of the payments that would have been received or paid by Barclays upon exercise, expiration, cancellation or termination of the Bond Hedge and Warrant Transactions 2024 in the absence of the Proposed Transactions.

In accordance with industry practice, Barclays maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Markets Division who are undertaking these hedging and other market transactions. Notwithstanding the foregoing, as a result of preparation of disclosures to QIAGEN of Barclays’ Investment Banking Division’s economic interests in the Bond Hedge and Warrant Transactions 2024, persons in Barclays’ Investment Banking Division may have received or may receive input into how to model, or reports of historical measures or estimates of, Barclays’ profit and/or loss over certain measurement periods related to the Bond Hedge and Warrant Transactions 2024.

Prior to the determinations by the Managing Board and Supervisory Board with respect to approval of the Proposed Transactions, Barclays also provided QIAGEN with certain information concerning the impact of the Proposed Transactions on the Bond Hedge and Warrant Transactions 2024, based on theoretical models and various assumptions concerning the terms of the Proposed Transactions and market conditions and other information available at the time. Such estimates and analyses were prepared by the Barclays’ Investment Banking Division without consultation with the derivatives trading personnel responsible for Barclays’s position as a counterparty to the Bond Hedge and Warrant Transactions 2024 and indicated that, under the stated assumptions that upon the full unwind of Bond Hedge and Warrant Transactions 2024, Barclays was likely to make a payment to QIAGEN.

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Assuming the Merger and Liquidation or the Asset Sale and Liquidation are consummated on March 1, 2021, Barclays expects, based on its own assumptions and projections as of July 16, 2020, to make a payment of approximately $3.5 million to QIAGEN upon termination of the Bond Hedge and Warrant Transactions 2024 and expects to realize a net gain of approximately $3 million on the Bond Hedge and Warrant Transactions 2024 as a result of the Proposed Transactions, which is net of the estimated expected costs of the unwind or termination of its hedging activities based on the ordinary hedging practices described above. The actual amount of any such gain will not be known until the Bond Hedge and Warrant Transactions 2024 have been exercised, expired or terminated in accordance with their terms and Barclays has completed all of its unwind activities and may differ from the estimates provided above.

Barclays and its affiliates engage in a wide range of businesses, including investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of their businesses, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of QIAGEN or Thermo Fisher for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

2.	Opinion of Goldman Sachs International

Goldman Sachs rendered its opinion to the Supervisory Board and the Managing Board that, as of July 16, 2020 and based upon and subject to the factors and assumptions set forth therein, (i) the Increased Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement was fair from a financial point of view to such holders and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares pursuant to the Business Combination Agreement and the Asset Sale Agreement, was fair from a financial point of view to such holders or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement, were fair from a financial point of view to such holders, as applicable.

The full text of the written opinion of Goldman Sachs, dated as of July 16, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex 2. The QIAGEN Shareholders are encouraged to read the opinion carefully in its entirety. The following is a summary of Goldman Sachs’ opinion and the methodology that Goldman Sachs used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Goldman Sachs provided advisory services and its opinion for the information and assistance of the Supervisory Board and the Managing Board in connection with their consideration of the Proposed Transactions. The Goldman Sachs opinion is not a recommendation as to whether or not any holder of QIAGEN Shares should tender such shares in connection with the Offer or how any holder of QIAGEN Shares, QIAGEN Newco Shares or any other security should vote or act with respect to the Asset Sale, the Merger and Share Transfer or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

–	the Business Combination Agreement;

–	the Offer (contained in the Amendment to the Offer, filed by Thermo Fisher and the Bidder, with the SEC on April 28, 2020, as amended thereafter);

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–	the Solicitation/Recommendation Statement of the Company and the exhibits attached thereto filed on Schedule 14D-9 with the SEC on May 18, 2020, as amended thereafter;

–	annual reports to shareholders and Annual Reports on Form 20-F of QIAGEN for the five years ended December 31, 2019;

–	certain interim reports to shareholders on Form 6-K of QIAGEN;

–	certain other communications from QIAGEN to its shareholders;

–	certain publicly available research analyst reports for QIAGEN; and

–

certain updated internal financial analyses and forecasts for QIAGEN prepared by its management, as approved for Goldman Sachs’ use by QIAGEN, which are referred to as the Updated Management Projections.

Goldman Sachs also held discussions with members of the senior management of QIAGEN regarding their assessment of the past and current business operations, financial condition and future prospects of QIAGEN; reviewed the reported price and trading activity for the QIAGEN Ordinary Shares; compared certain financial and stock market information for QIAGEN with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the life science tools and diagnostics industries; reviewed the financial terms of certain public offers in the life science tools, and diagnostics sectors within the global healthcare industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with QIAGEN’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with QIAGEN’s consent that the Updated Management Projections for QIAGEN were reasonably prepared on a basis reflecting the best available estimates and judgments of the management of QIAGEN as of the date of Goldman Sachs’ Fairness Opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of QIAGEN or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. The opinion of Goldman Sachs is not, and should not be construed to be, an expert’s report or a valuation opinion (Wertgutachten) of the type rendered by qualified auditors or independent experts under the requirements of the laws of Germany or The Netherlands or any other applicable laws. An opinion of fairness from a financial point of view differs in a number of important respects from such a valuation opinion performed by qualified auditors and experts and from accounting valuations generally. The opinion of Goldman Sachs has not been prepared according to the guidelines for the rendering of fairness opinions (IDW S8) of the institute of public auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. – IDW).

Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for completion of the Proposed Transactions will be obtained without any adverse effect on QIAGEN in any way meaningful to its analysis. Goldman Sachs has also assumed that the Proposed Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. At QIAGEN’s direction, for the purposes of its analysis and opinion, Goldman Sachs has also assumed that the Merger and Liquidation or the Asset Sale and Liquidation will be consummated on the terms set forth in the Agreements reasonably promptly following the consummation of the Offer, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

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Goldman Sachs’ opinion does not address the underlying business decision of QIAGEN to engage in the Proposed Transactions or the relative merits of the Proposed Transactions as compared to any strategic alternatives that may be available to QIAGEN; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date thereof, to (i) the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares of the Increased Offer Price to be paid to such holders of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the holders of QIAGEN Shares (other than Thermo Fisher and its affiliates) of the Advance Liquidation Distribution to be paid to such holders pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the holders of QIAGEN Newco Shares (other than Thermo Fisher and its affiliates) of the QIAGEN Newco Liquidation Distributions to be paid to such holders pursuant to the Business Combination Agreement, the Share Transfer Agreement and the Merger, as applicable. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Agreements or Proposed Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Proposed Transactions, or the fairness of the Proposed Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of QIAGEN; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of QIAGEN, or class of such persons, in connection with the Proposed Transactions, whether relative to (i) the Increased Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to such holders (other than Thermo Fisher and its affiliates) pursuant to the Business Combination Agreement and the Asset Sale Agreement, or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Newco Shares pursuant to the Business Combination Agreement, the Merger and the Share Transfer Agreement, as applicable, or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which QIAGEN Ordinary Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on QIAGEN or Thermo Fisher or the Proposed Transactions, or as to the impact of the Proposed Transactions on the solvency or viability of QIAGEN or Thermo Fisher or the ability of QIAGEN or Thermo Fisher to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Supervisory Board and the Managing Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 14, 2020, the last trading day before the date that Goldman Sachs rendered its oral opinion to the Managing Board and Supervisory Board and is not necessarily indicative of current market conditions. In connection with rendering its opinion and performing such financial analyses, Goldman Sachs noted that, based on the spot EUR/USD exchange rate as of July 15, 2020, the EUR 43.00 in cash was equal to $49.06.

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Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for QIAGEN Ordinary Shares for the one-year period ended March 2, 2020. In addition, Goldman Sachs analyzed the consideration to be paid to holders of QIAGEN Ordinary Shares pursuant to the Agreements in relation to the current market price and the volume weighted average share price of QIAGEN Ordinary Shares over the previous one, three and six months and the implied multiples of enterprise value to net sales, enterprise value to adjusted EBITDA and adjusted price to earnings based on VARA research and the Updated Management Projections.

This analysis indicated that the $49.06 per QIAGEN Ordinary Share represented:

•	a premium of approximately 36% based on the March 2, 2020 market price of $36.12 per QIAGEN Ordinary Share;

•	a premium of approximately 38% based on the last one month volume weighted average price per share of $35.52 per QIAGEN Ordinary Share;

•	a premium of approximately 37% based on the last three months volume weighted average price per share of $35.87 per QIAGEN Ordinary Share; and

•	a premium of approximately 42% based on the last six months volume weighted average price per share of $34.57 per QIAGEN Ordinary Share.

This analysis also indicated that the implied multiples were as follows:

QIAGEN
Implied Enterprise value / Net Sales per the Updated Management Projections
LTM as at June 30, 2020	8.1x
FY 2020E	7.0x

Implied Enterprise value / Adjusted EBITDA per the Updated Management Projections
LTM as at June 30, 2020	21.4x
FY 2020E	18.1x

Adjusted Price to earnings ratio per the Updated Management Projections
LTM as at June 30, 2020	28.6x
FY 2020E	23.7x

Selected Precedent Transaction Analysis

Goldman Sachs reviewed and compared the purchase prices and financial multiples paid in the following selected transactions in the life science tools and diagnostics industries since 2006. While none of the companies that participated in the selected transactions (other than QIAGEN itself) are directly comparable to QIAGEN, Goldman Sachs chose such transactions because, among other things, based on its professional judgment and experience, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of QIAGEN’s results, market size and product profile.

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of LTM EBITDA.

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The following tables present the results of this review:

Life Science Tools Precedent Transactions
Announcement Date	Target	Acquiror	LTM EBITDA
07/11/19	Biotek Instruments, Inc.	Agilent Technologies, Inc.	NM
03/24/19	BrammerBio, Inc.	Thermo Fisher	NM
02/25/19	General Electric (Biopharma)	Danaher Corporation	17.8x
03/09/18	Integrated DNA Technologies, Inc.	Danaher Corporation	NM
05/27/16	FEI Company	Thermo Fisher	19.7x
01/08/16	Affymetrix Inc.	Thermo Fisher	20.6x
05/13/15	Pall Corporation	Danaher Corporation	20.8x
09/22/14	Sigma-Aldrich Corporation	Merck KGaA	19.8x
04/15/13	Life Technologies Corp.	Thermo Fisher	13.7x
12/13/10	Dionex Corp.	Thermo Fisher	20.5x
02/28/10	Millipore Corporation	Merck KGaA	17.4x
07/27/09	Varian, Inc.	Agilent Technologies, Inc.	12.1x
04/25/06	Serologicals Corporation	Millipore Corporation	19.9x
		Range	12.1x-20.8x
		Median	19.7x
		Mean	18.2x

Diagnostics Precedent Transactions
Announcement Date	Target	Acquiror	LTM EBITDA
07/29/19	Genomic Health, Inc.	Exact Sciences Corp.	30.2x
05/16/18	Abaxis, Inc.	Zoetis, Inc.	39.4x
06/19/17	EUROIMMUN Medical Laboratory Diagnostics AG	PerkinElmer, Inc.	20.0x
09/01/16	Cepheid, Inc.	Danaher Corporation	NM
02/01/16	Alere, Inc.	Abbott Laboratories	16.8x
05/17/12	Dako	Agilent Technologies, Inc.	21.3x
04/30/12	Gen-Probe Incorporated	Hologic, Inc.	19.7x

Life Science Tools Precedent Transactions
Announcement Date	Target	Acquiror	LTM EBITDA
05/19/11	Phadia AB	Thermo Fisher	16.6x
07/25/07	Dade Behring Holdings, Inc.	Siemens Medical Solutions	15.2x
06/25/07	Ventana Medical Systems, Inc.	Roche Holding AG	NM
06/03/07	Digene Corp.	QIAGEN, N.V.	41.9x
05/17/07	Biosite Inc.	Inverness Medical Innovations, Inc.	18.8x
06/29/06	Bayer Healthcare Diagnostics	Siemens Medical Solutions	14.6x
04/27/06	Diagnostic Products Corporation	Siemens Medical Solutions	11.6x
		Range	11.6x-41.9x
		Median	19.2x
		Mean	22.2x

“NM” means not measurable

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Based upon its professional judgment and experience and the results above, Goldman Sachs selected a range of 18.0x to 22.0x Enterprise Value/LTM EBITDA multiples and applied such range to QIAGEN’s 2019 adjusted EBITDA based on the guidance provided by the management of QIAGEN, in each case, to calculate a range of illustrative enterprise values for QIAGEN. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for QIAGEN the assumed amount of QIAGEN’s net debt of $1.451 billion (inclusive of the $367 million break fee that would be due in case QIAGEN would make an Adverse Recommendation Change and Thermo Fisher would consequently terminate the Business Combination Agreement) as provided by the management of QIAGEN to derive a range of illustrative equity values for QIAGEN. Goldman Sachs then divided the range of illustrative equity values it derived by the applicable number of fully diluted outstanding QIAGEN Shares, as provided by the management of QIAGEN to derive a range of implied equity values per QIAGEN Ordinary Share of $39.26 – $49.01.

Illustrative Discounted Cash Flow Analysis

Using the Updated Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on QIAGEN. Using discount rates ranging from 6.5% to 7.5%, reflecting estimates of QIAGEN’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2020 (i) estimates of unlevered free cash flow for QIAGEN for the years 2020 through 2023 as reflected in the Updated Management Projections and (ii) a range of illustrative terminal values for QIAGEN, which were calculated by applying terminal value exit multiples ranging from 16.0x to 20.0x Enterprise Value LTM/EBITDA, to the projected 2023 EBITDA to be generated by QIAGEN, as reflected in the Updated Management Projections. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the U.S. financial markets generally. The range of terminal value exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Updated Management Projections and the historical Enterprise Value/LTM EBITDA multiples for QIAGEN and the selected comparable companies over the last five years. Goldman Sachs derived ranges of illustrative enterprise values for QIAGEN by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for QIAGEN the assumed amount of QIAGEN’s net debt of $1.451 billion (inclusive of the $367 million break fee that would be due in case QIAGEN would make an Adverse Recommendation Change and Thermo Fisher would consequently terminate the Business Combination Agreement), as provided by the management of QIAGEN to derive a range of illustrative equity values for QIAGEN. Goldman Sachs then divided the range of illustrative equity values it derived by the applicable number of fully diluted outstanding QIAGEN Shares, as provided by the management of QIAGEN to derive a range of illustrative present values per QIAGEN Ordinary Share of $44.75 – $56.91.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per QIAGEN Ordinary Share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For the analysis, Goldman Sachs used the Updated Management Projections for each of the fiscal years 2020 through 2023. Goldman Sachs first calculated the implied values per QIAGEN Ordinary Share as of June 30 for each of the fiscal years 2020 to 2022, by applying next-twelve-months adjusted P/E multiples ranging from 22.0x to 26.0x to estimates of the next-twelve-months earnings per QIAGEN Ordinary Share for the years 2020 to 2022. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the historical P/E multiples for QIAGEN and the selected comparable companies over the last five years. Goldman Sachs then discounted 2020, 2021 and 2022 implied values per share back 0.5, 1.5 and 2.5 years, respectively, using an illustrative discount rate of 7.2%, reflecting an estimate of QIAGEN’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires

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certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the U.S. financial markets generally.

This analysis resulted in a range of implied present values per QIAGEN Ordinary Share of $44.38 – $52.44.

Premia Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for the above presented Life Science Tools Precedent Transactions and Diagnostics Precedent Transactions discussed above where the target company was a public company. This analysis excluded transactions that did not publicly disclose a premium relative to the target’s last undisturbed closing price prior to announcement of the transaction as referenced in the deal announcement, merger proxy or tender offer documents. For the entire period, using publicly available information, Goldman Sachs calculated the median premiums of the price paid in the 19 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 35% in Life Science Tools Precedent Transactions and 37% in Diagnostics Precedent Transactions. Using this analysis, and based on its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premiums of 30% to 40% to the closing price per QIAGEN Ordinary Share of $35.90 as of February 28, 2020 and calculated a range of implied equity values per QIAGEN Ordinary Share of $46.67 – $50.26.

Illustrative Selected Comparable Company Analysis

Goldman Sachs reviewed and compared certain financial information relating to QIAGEN with corresponding financial information, ratios and public market multiples for the following publicly traded companies in the diversified tools, diagnostics and life science tools industries (together, the selected comparable companies).

• Diversified Tools/Diagnostics Comparable Companies	• Diagnostics Comparable Companies	• Life Science Tools Comparable Companies
• Agilent Technologies, Inc.	• Abbott Laboratories	• Abcam PLC
• Bio-Rad Laboratories, Inc.	• Becton Dickinson & Co.	• Avantor, Inc.
• Danaher Corporation	• bioMerieux S.A.	• Bio-Techne Corporation
• Illumina, Inc.	• DiaSorin S.R.L.	• Bruker Corproration
• PerkinElmer, Inc.	• Hologic, Inc.	• Mettler-Toledo International, Inc.
• Thermo Fisher	• Sysmex Corp.	• Repligen Corporation
	• Siemens Healthineers AG	• Sartorius AG
• Waters Corporation

Although none of the selected companies is directly comparable to QIAGEN, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of QIAGEN.

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Goldman Sachs calculated and compared various financial multiples and ratios of QIAGEN and the selected comparable companies per QIAGEN’s management, Bloomberg and FactSet. As part of its selected comparable company analysis, Goldman Sachs calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s enterprise value to certain historical financial criteria (such as earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. The results of this illustrative selected comparable company analysis are summarized below:

Diversified Tools/Diagnostics Comparable Companies
Comparable Company	2022 EV / Adjusted EBITDA	2022 Adjusted P/E
Agilent Technologies, Inc.	17.9x	22.3x
Bio-Rad Laboratories, Inc.	27.7x	47.3x
Danaher Corporation	22.4x	28.3x
Illumina, Inc.	32.0x	41.8x
PerkinElmer, Inc.	17.5x	21.0x
Thermo Fisher	21.3x	22.6x
Range	17.5x-32.0x	21.0x-47.3x
Median	21.9x	25.4x

Diagnostics Comparable Companies
Comparable Company	2022 EV / Adjusted EBITDA	2022 Adjusted P/E
Abbott Laboratories	17.3x	22.7x
Becton Dickinson & Co.	14.9x	18.6x
bioMerieux S.A.	19.2x	36.2x
DiaSorin S.R.L.	26.1x	42.1x
Hologic, Inc.	16.1x	19.9x
Sysmex Corp.	17.0x	35.5x
Siemens Healthineers AG	12.6x	19.2x
Range	12.6x-26.1x	18.6x-42.1x
Median	17.0x	22.7x

Life Science Tools Comparable Companies
Comparable Company	2022 EV / Adjusted EBITDA	2022 Adjusted P/E
Abcam PLC	23.5x	37.5x
Avantor, Inc.	13.3x	18.0x
Bio-Techne Corporation	29.7x	40.7x
Bruker Corproration	14.0x	21.4x
Mettler-Toledo International, Inc.	23.2x	29.5x
Repligen Corporation	50.8x	78.0x
Sartorius AG	27.2x	56.6x
Waters Corporation	16.2x	19.8x
Range	13.3x-50.8	18.0x-78.0x
Median	23.4x	33.5x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In

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arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company (other than QIAGEN and Thermo Fisher themselves) or transaction used in the above analyses as a comparison is directly comparable to QIAGEN or Thermo Fisher or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Supervisory Board and Managing Board as to the fairness from a financial point of view of (i) the Increased Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of QIAGEN Shares in the Offer pursuant to the Business Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to the holders of QIAGEN Shares (other than Thermo Fisher and its affiliates) pursuant to the Business Combination Agreement and the Asset Sale Agreement or (b) the QIAGEN Newco Liquidation Distributions to be paid to the holders of QIAGEN Newco Shares (other than Thermo Fisher and its affiliates) pursuant to the Business Combination Agreement, the Share Transfer Agreement and the Merger, as applicable. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of QIAGEN, Thermo Fisher, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The Increased Offer Price, Advance Liquidation Distribution and QIAGEN Newco Liquidation Distributions were determined through arm’s-length negotiations between QIAGEN and Thermo Fisher and were unanimously approved by the Supervisory Board and the Managing Board. Goldman Sachs provided advice to QIAGEN during these negotiations. Goldman Sachs did not, however, recommend any specific form or amount of consideration to the Supervisory Board or Managing Board or that any specific form or amount of consideration constituted the only appropriate consideration for the Proposed Transactions.

As described in sec. 5.4 of this Supplemental Statement, Goldman Sachs’ opinion to the Supervisory Board and the Managing Board was one of many factors taken into consideration by the Supervisory Board and Managing Board in making their determination to approve the Proposed Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex 2.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of QIAGEN, Thermo Fisher and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Proposed Transactions contemplated by the Agreements. Goldman Sachs acted as financial advisor to QIAGEN in connection with, and participated in certain of the negotiations leading to, the Proposed Transactions. Goldman Sachs has provided certain financial advisory and/or underwriting services to QIAGEN and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as Global Coordination and Book Manager with respect to a public offering of QIAGEN’s 1.000% convertible notes due 2024 (aggregate principal amount $400,000,000) in November 2018.

During the two-year period ended July 16, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to QIAGEN and/or its

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affiliates of approximately $1.1 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Thermo Fisher and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor in connection with Thermo Fisher’s divestiture of its anatomical pathology business in April 2018; and as Book Manager with respect to a public offering of Thermo Fisher’s 1.875% Senior Unsecured Notes due 2049 (aggregate principal amount EUR 1,000,000,000), 1.500% Senior Unsecured Notes due 2039 (aggregate principal amount EUR 900,000,000), 0.875% Senior Unsecured Notes due 2031 (aggregate principal amount EUR 900,000,000), 0.500% Senior Unsecured Notes due 2028 (aggregate principal amount EUR 800,000,000), 0.125% Senior Unsecured Notes due 2025 (aggregate principal amount EUR 800,000,000) in September 2019, and 2.600% Senior Unsecured Notes due 2029 (aggregate principal amount USD 900,000,000) in October 2019. During the two-year period ended July 16, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Thermo Fisher and/or its affiliates of approximately $18 million. Goldman Sachs and its affiliates may also in the future provide financial advisory and/or underwriting services to QIAGEN, Thermo Fisher and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

In addition, Goldman Sachs is one of four counterparties to QIAGEN with respect to convertible note hedge transactions entered into contemporaneously with QIAGEN’s sale of $400 million principal amount of 0.50% convertible senior notes due 2023 (the “Convertible Notes Hedge Transactions 2023”) and with respect to issuer warrant transactions entered into contemporaneously with such Convertible Notes Hedge Transactions 2023 (the “Warrant Transactions 2023” and, collectively with the Convertible Notes Hedge Transactions 2023, the “Bond Hedge and Warrant Transactions 2023”). The Convertible Notes Hedge Transactions 2023 provide QIAGEN with a hedge for any potential cash payment in excess of the principal amount of the convertible notes that QIAGEN may be required to make upon conversion of the convertible notes. The Warrant Transactions 2023 provide Goldman Sachs with warrants on QIAGEN Ordinary Shares, the value of which depends on the price of QIAGEN Ordinary Shares exceeding a certain strike price. Assuming that the Bond Hedge and Warrant Transactions 2023 are not otherwise terminated pursuant to their terms, pursuant to the terms of the Bond Hedge and Warrant Transactions 2023 specified in the confirmations thereof, upon the occurrence of a fundamental change and certain other events involving QIAGEN (including the Proposed Transactions), there may be an adjustment, cancellation and/or termination of the Bond Hedge and Warrant Transactions 2023 in whole or in part.

Additionally, even if the Proposed Transactions are not consummated, the Warrant Transactions 2023 may be adjusted, terminated, or canceled by Goldman Sachs as a result of the announcement of the Proposed Transactions if Goldman Sachs determines that it has the right to take such an action and that such action is necessary to preserve the fair value of the Warrant Transactions 2023 to Goldman Sachs. Pursuant to the terms of the Warrant Transactions 2023, Goldman Sachs may determine, in good faith and in a commercially reasonable manner as calculation agent with respect to such Warrant Transactions 2023, the economic effect of such an announcement on the value of such Warrant Transactions 2023 and may take into account a number of factors, including, for example, the stock price and changes in volatility, stock loan rate, liquidity, and expected dividends of QIAGEN Shares. If the economic effect of the announcement of the Proposed Transactions is material, Goldman Sachs may adjust certain terms of the Warrant Transactions 2023 as appropriate. Goldman Sachs may make such adjustments regardless of whether the Proposed Transactions are consummated and may make additional adjustments following any announcement of the modification, cancellation, withdrawal or consummation of the Proposed Transactions.

While the Convertible Notes Hedge Transactions 2023 may be terminated at fair market value pursuant to their terms and the terms of the ISDA following a fundamental change, such termination may be at a value that would result in less payment to QIAGEN than if the Proposed Transactions had not occurred.

In connection with such Bond Hedge and Warrant Transactions 2023, Goldman Sachs has exposure to market fluctuations in the price of QIAGEN Ordinary Shares. Goldman Sachs’ ordinary practice is to hedge its net

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market exposure to the price of the common stock underlying private derivative transactions with issuers of such common stock such as the Bond Hedge and Warrant Transactions 2023. In connection with such transactions, Goldman Sachs and its affiliates have engaged, and will continue to engage, in hedging and other market transactions (which may include purchasing or selling QIAGEN Ordinary Shares and the entering into or unwinding of various derivative transactions with respect to QIAGEN Ordinary Shares) that are generally intended to substantially neutralize Goldman Sachs’ risk exposure as a result of the Bond Hedge and Warrant Transactions 2023. To mitigate the exposure from the Bond Hedge and Warrant Transactions 2023, at the close of business on July 17, 2020, Goldman Sachs held, among other instruments, a net long position of approximately 500,000 QIAGEN Ordinary Shares, as well as other derivatives referencing QIAGEN’s securities. Goldman Sachs is expected to continue to engage in hedging activities in accordance with applicable law to mitigate its exposure to market fluctuations in the price of QIAGEN Ordinary Shares resulting from the Bond Hedge and Warrant Transactions 2023.

Such hedging activity has been, and will be, at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the contractual benefit to Goldman Sachs under the Bond Hedge and Warrant Transactions 2023. The amount of any such gain or loss will not be known until the Bond Hedge and Warrant Transactions 2023 have been fully exercised, expired, or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities. Goldman Sachs informed QIAGEN that a portion of the amount of any such gain or loss, including any termination payment, may be shared with Goldman Sachs’ Investment Banking Division.

Whether the Proposed Transactions result in adjustments, exercises, and/or terminations of Bond Hedge and Warrant Transactions 2023 and the amount of payments or deliveries to be made upon ultimate exercise, expiration, cancellation or termination of the Bond Hedge and Warrant Transactions 2023 will depend on a number of factors, including how the Proposed Transactions are treated under the Bond Hedge and Warrant Transactions 2023 as documented. As such factors change, and as Goldman Sachs has hedged its position under such transactions, the completion of the Proposed Transactions could result in ultimate payments to or from Goldman Sachs that are greater than, equal to, or less than the amount of the payments that would have been received or paid by Goldman Sachs upon exercise, expiration, cancellation or termination of the Bond Hedge and Warrant Transactions 2023 in the absence of the Proposed Transactions.

In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking these hedging and other market transactions. Notwithstanding the foregoing, as a result of preparation of disclosures to QIAGEN of Goldman Sachs’ Investment Banking Division’s economic interests in the Bond Hedge and Warrant Transactions 2023, persons in Goldman Sachs’ Investment Banking Division may have received or may receive input into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the Bond Hedge and Warrant Transactions 2023.

Prior to the determinations by the Managing Board and Supervisory Board with respect to approval of the Proposed Transactions, Goldman Sachs also provided QIAGEN with certain estimates and analyses concerning the impact of the Proposed Transactions on the Bond Hedge and Warrant Transactions 2023, based on theoretical models and various assumptions concerning the terms of the Proposed Transactions and market conditions and other information available at the time. Such estimates and analyses were prepared by the Investment Banking Division of Goldman Sachs without consultation with the derivatives trading personnel responsible for Goldman Sachs’s position as a counterparty to the Bond Hedge and Warrant Transactions 2023. The presentation included illustrative analyses by Goldman Sachs’ Investment Banking Division for a range of stated assumptions regarding purchase prices of QIAGEN Ordinary Shares, transaction announcement dates and volatilities, as well

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as based on other reasonable assumptions. The presentation noted that the amount of any gain or loss would not be known until the capped call transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities and that a portion of any gain or loss may be shared with Goldman Sachs’ Investment Banking Division.

Goldman Sachs has advised QIAGEN that as of July 20, 2020, assuming the Proposed Transactions were consummated on July 21, 2020, Goldman Sachs expects to realize a net gain of up to $13 million on the Bond Hedge and Warrant Transactions 2023 as a result of the Proposed Transactions, after giving effect to its hedging activities based on the ordinary hedging practices described above. The amount of any such gain will not be known until the Bond Hedge and Warrant Transactions 2023 have been exercised, expired or terminated in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities, and such amount may differ from the estimates provided above.

Pursuant to a letter agreement dated November 15, 2019, QIAGEN engaged Goldman Sachs to act as its financial advisor in connection with the contemplated Proposed Transactions. The Supervisory Board and Managing Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Proposed Transactions. As compensation for its services in connection with the Proposed Transactions, QIAGEN has agreed to pay Goldman Sachs a transaction fee that is estimated based on the information available as of the date of this document, at approximately USD 47.7 million, all of which is contingent upon consummation of the Offer. In addition, QIAGEN has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

* * * * *

23

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ANNEX 2

Fairness Opinion of Goldman Sachs dated July 16, 2020

Goldman Sachs International

Plumtree Court I 25 Shoe Lane I London EC4A 4AU

Tel: +44 (0)20 7774 1000

Goldman

Sachs

PERSONAL AND CONFIDENTIAL

July 16, 2020

Supervisory Board

Managing Board

QIAGEN N.V.

Hulsterweg 82

Venlo, Limburg 5912 PL

The Netherlands

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to (i) the holders (other than Thermo Fisher Scientific Inc. (“Thermo Fisher”) and its affiliates) of the outstanding ordinary shares, par value of €0.01 per share (the “Shares”, such definition including, without duplication, the Fractional Shares (as defined in the Amended Combination Agreement (as defined below)), provided that a Fractional Share will be treated for purposes of the definition of Shares as one-twenty-seventh (1/27th) of a Share), of QIAGEN N.V. (the “Company”) of the €43.00 in cash per Share (the “Offer Price”) to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer (as defined below) by a newly incorporated wholly-owned subsidiary of Thermo Fisher (the “Offeror”) pursuant to the Combination Agreement, dated as of March 3, 2020 by and between Thermo Fisher and the Company, as amended by Amendment No. 1 to the Combination Agreement, dated as of July, 16, 2020 (the “Amended Combination Agreement”) and (ii) (a) the holders of Shares (other than Thermo Fisher and its affiliates) of the €43.00 in cash (the “Advance Liquidation Distribution”) less any applicable withholding taxes, to be paid to such holders in the Asset Sale and Liquidation (as defined in the Amended Combination Agreement) pursuant to the Amended Combination Agreement and the Asset Sale Agreement, by and among Thermo Fisher, the Company and the Offeror, substantially in the form as included in Schedule 7-C to the Amended Combination Agreement (the “Asset Sale Agreement”) or (b) (1) the holders of issued ordinary class A shares in the capital of a newly incorporated wholly-owned subsidiary of the Company (“Company Newco” and such shares, the “Company Newco Class A Shares”) (other than Thermo Fisher and its affiliates) of the €43.00 in cash (the “Company Newco Class A Liquidation Distribution”) less any applicable withholding taxes, to be paid to such holders and (2) the holders of issued ordinary class B shares in the capital of Company Newco (the “Company Newco Class B Shares” and, together with the Company Newco Class A Shares, the “Company Newco Shares”) of the 1/27th of the Company Newco Class A Liquidation Distribution (the “Company Newco Class B Liquidation Distribution” and, together with the Company Newco Class A Liquidation Distribution, the “Company Newco Liquidation Distributions”) less any applicable withholding taxes, to be paid to such holders each of (1) and (2) in the Merger and Liquidation (as defined in the Amended Combination Agreement) pursuant to the Amended Combination Agreement, the Share Transfer Agreement, by and among Thermo Fisher, Company Newco, a wholly-owned subsidiary of Company Newco (“Company Newco Sub”) and the Offeror, substantially in the form as included in Schedule 7-B to the Amended Combination Agreement (the “Share Transfer Agreement”) and the Merger Proposal, by and among the

II

Goldman Sachs International is authorised by the Prudential Regulation Authority and regulated by the

Financial Conduct Authority and the Prudential Regulation Authority

Registered in England No. 02263951 I Registered Office: Plumtree Court, 25 Shoe Lane, London EC4A 4AU

– English Version –

Supervisory Board and Managing Board

QIAGEN N.V.

July 16, 2020

Company, Company NewCo and Company Newco Sub, substantially in the form as included in Schedule 7-A to the Amended Combination Agreement (the “Merger Proposal” and together with the Share Transfer Agreement, the Asset Sale Agreement and the Amended Combination Agreement, the “Agreements”), as applicable. The Amended Combination Agreement provides for a tender offer for all of the Shares (the “Offer”) pursuant to which the Offeror will pay the Offer Price for each Share validly tendered under the Offer, not withdrawn and accepted by the Offeror, subject to certain conditions.

Goldman Sachs International and its affiliates (collectively “Goldman Sachs”) are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Thermo Fisher, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreements (the “Transactions”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, all of which are contingent upon consummation of the Offer, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as Global Coordination and Book Manager with respect to a public offering of the Company’s 1.000% Convertible Notes due 2024 (aggregate principal amount $400,000,000) in November 2018. We also have provided certain financial advisory and/or underwriting services to Thermo Fisher and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor in connection with Thermo Fisher’s divestiture of its anatomical pathology business in April 2018; and as Book Manager with respect to a public offering of Thermo Fisher’s 1.875% Senior Unsecured Notes due 2049 (aggregate principal amount €1,000,000,000), 1.500% Senior Unsecured Notes due 2039 (aggregate principal amount €900,000,000), 0.875% Senior Unsecured Notes due 2031 (aggregate principal amount €900,000,000), 0.500% Senior Unsecured Notes due 2028 (aggregate principal amount €800,000,000), and 0.125% Senior Unsecured Notes due 2025 (aggregate principal amount €800,000,000) in September 2019. We may also in the future provide financial advisory and/or underwriting services to the Company, Thermo Fisher and their respective affiliates for which our Investment Banking Division may receive compensation.

In addition, an affiliate of Goldman Sachs International is one of four counterparties to the Company with respect to convertible note hedge transactions and warrant transactions each entered into contemporaneously with the Company’s sale of $400 million principal amount of 0.50% convertible senior notes due 2023 (collectively, the “Bond Hedge and Warrant Transactions”). Pursuant to the terms of the Bond Hedge and Warrant Transactions specified in the confirmations thereof, upon a change of control, fundamental change, sale of assets or certain other events involving the Company (including the Transactions), there could be an adjustment, cancellation and/or termination of the Bond Hedge and Warrant Transactions in whole or in part. In that case, the terms of such confirmations could require adjustments that could adversely affect any amounts ultimately owed to or by the Company and/or a termination or cancellation payment prior to the original maturity of the respective instruments to us. In connection with the Bond Hedge and Warrant Transactions, Goldman Sachs has engaged, and expects to continue to engage, in hedging transactions intended to reduce the risk of being party to these transactions.

In connection with this opinion, we have reviewed, among other things, the Amended Combination Agreement; the Offer (contained in the Tender Offer Statement and the exhibits attached thereto on Schedule TO, filed by

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Supervisory Board and Managing Board

QIAGEN N.V.

July 16, 2020

Thermo Fisher and the Offeror, with the Securities and Exchange Commission on April 28, 2020, as amended thereafter); the Solicitation/Recommendation Statement of the Company and the exhibits attached thereto filed on Schedule 14D-9 with the Securities and Exchange Commission on May 18, 2020, as amended thereafter; annual reports to shareholders and Annual Reports on Form 20-F of the Company for the five years ended December 31, 2019; certain interim reports to shareholders on Form 6-K of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain updated internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the life sciences and diagnostics industries; reviewed the financial terms of certain public offers in the life sciences, tools, and diagnostics sectors within the global healthcare industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to our analysis. We have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. At your direction, for the purposes of our analysis and this opinion, we have assumed that the Merger and Liquidation or the Asset Sale and Liquidation will be consummated on the terms set forth in the Agreements reasonably promptly following the consummation of the Offer, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to (i) the holders (other than Thermo Fisher and its affiliates) of Shares of the Offer Price to be paid to such holders of Shares in the Offer pursuant to the Amended Combination Agreement and (ii) (a) the holders of Shares (other than Thermo Fisher and its affiliates) of the Advance Liquidation Distribution to be paid to such holders pursuant to the Amended Combination Agreement and the Asset Sale Agreement, or (b) the holders of Company Newco Shares (other than Thermo Fisher and its affiliates) of the Company Newco Liquidation Distributions to be paid to such holders pursuant to the Amended Combination Agreement, the Share Transfer Agreement and the Merger Proposal, as applicable. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, or the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or

– English Version –

Supervisory Board and Managing Board

QIAGEN N.V.

July 16, 2020

payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer pursuant to the Amended Combination Agreement and (ii) (a) the Advance Liquidation Distribution to be paid to such holders (other than Thermo Fisher and its affiliates) pursuant to the Amended Combination Agreement and the Asset Sale Agreement, or (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of Company Newco Shares pursuant to the Amended Combination Agreement, the Merger Proposal and the Share Transfer Agreement, as applicable, or otherwise. We are not expressing any opinion as to the prices at which Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Thermo Fisher or the Transactions, or as to the impact of the Transactions on the solvency or viability of the Company or Thermo Fisher or the ability of the Company or Thermo Fisher to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Supervisory Board and Managing Board of the Company in connection with their consideration of the Transactions and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer or how any holder of Shares, Company Newco Shares or any other security should vote or act with respect to the Asset Sale, the Merger and Share Transfer (each, as defined in the Amended Combination Agreement) or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

This opinion is not, and should not be construed to be, an expert’s report or a valuation opinion (Wertgutachten) of the type rendered by qualified auditors or independent experts under the requirements of the laws of Germany or the Netherlands or any other applicable laws. An opinion of fairness from a financial point of view differs in a number of important respects from such a valuation opinion performed by qualified auditors and experts and from accounting valuations generally. Finally, this opinion has not been prepared according to the guidelines for the rendering of fairness opinions (IDW S8) of the institute of public auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. – IDW).

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer pursuant to the Amended Combination Agreement is fair from a financial point of view to such holders and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares pursuant to the Amended Combination Agreement and the Asset Sale Agreement, is fair from a financial point of view to such holders or (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of Company Newco Shares pursuant to the Amended Combination Agreement, Merger Proposal and Share Transfer Agreement, are fair from a financial point of view to such holders, as applicable.

Very truly yours,

GOLDMAN SACHS INTERNATIONAL

By: /s/ Andre Kelleners

Managing Director

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ANNEX 3

Fairness Opinion of Barclays dated July 16, 2020

CONFIDENTIAL

July 16, 2020

Supervisory Board

Managing Board

QIAGEN NV Hulsterweg 82

Venlo, Limburg 5912 PL

Netherlands

Members of the Supervisory Board and Managing Board:

We understand that QIAGEN NV (the “Company”) intends to enter into a series of transactions (the “Proposed Transactions”) with Thermo Fisher Scientific Inc. (“Thermo Fisher”) pursuant to which Thermo Fisher or one of its affiliates (such party the “Offeror”) will make a public offer (the “Offer”) to acquire all of the outstanding ordinary shares, par value of €0.01 per share (the “Shares”, such definition including, without duplication, the Fractional Shares (as defined in the Business Combination Agreement by and between Thermo Fisher and the Company, dated as of March 3, 2020, as amended by Amendment No. 1 to the Business Combination Agreement (the “Amended Combination Agreement”)), provided that a Fractional Share will be treated for purposes of the definition of Shares as one-twenty-seventh (1/27th) of a Share), of the Company (other than such Shares held by Thermo Fisher or its affiliates) pursuant to which the Offeror will pay €43.00 in cash per Share (the “Offer Price”) for each such Share validly tendered under the Offer, not withdrawn and accepted by the Offeror, subject to certain conditions.

We have been requested by the Supervisory Board and Managing Board of the Company to render our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to (i) the holders (other than Thermo Fisher and its affiliates) of Shares of the Offer Price to be paid to such holders in the Offer pursuant to the Amended Combination Agreement and (ii) (a) the holders of Shares (other than Thermo Fisher and its affiliates) of the €43.00 in cash (the “Advance Liquidation Distribution”) less any applicable withholding taxes, to be paid to such holders in the Asset Sale and Liquidation (as defined in the Amended Combination Agreement) pursuant to the Amended Combination Agreement and the Asset Sale Agreement, by and among Thermo Fisher, the Company and the Offeror, substantially in the form as included in Schedule 7-C to the Amended Combination Agreement (the “Asset Sale Agreement”), or (b) (1) the holders of issued ordinary class A shares in the capital of a newly incorporated wholly-owned subsidiary of the Company (“Company Newco” and such shares, the “Company Newco Class A Shares”) (other than Thermo Fisher and its affiliates) of the €43.00 in cash (the “Company Newco Class A Liquidation Distribution”) less any applicable withholding taxes, to be paid to such holders and (2) the holders of issued ordinary class B shares in the capital of Company Newco (the “Company Newco Class B Shares” and, together with the Company Newco Class A Shares, the “Company Newco Shares”) of the 1/27th of the Company Newco Class A Liquidation Distribution (the “Company Newco Class B Liquidation Distribution” and, together with the Company Newco Class A Liquidation Distribution, the “Company Newco Liquidation Distributions”) less any applicable withholding taxes, to be paid to such holders, each of (1) and (2) in the Merger and Liquidation (as defined in the Amended Combination Agreement) pursuant

III

– English Version –

to the Amended Combination Agreement, the Share Transfer Agreement, by and among Thermo Fisher, Company Newco, a wholly-owned subsidiary of Company Newco (“Company Newco Sub”) and the Offeror, substantially in the form as included in Schedule 7-B to the Amended Combination Agreement (the “Share Transfer Agreement”) and the Merger Proposal, by and among the Company, Company NewCo and Company Newco Sub, substantially in the form as included in Schedule 6-A to the Amended Combination Agreement (the “Merger Proposal” and together with the Share Transfer Agreement, the Asset Sale Agreement and the Amended Combination Agreement, the “Agreements”), as applicable. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transactions or the likelihood of consummation of the Proposed Transactions. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transactions, or any class of such persons, whether relative to (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer pursuant to the Amended Combination Agreement, (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Asset Sale and Liquidation pursuant to the Amended Combination Agreement and Asset Sale Agreement, (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of Company Newco Shares in the Merger and Liquidation pursuant to the Amended Combination Agreement, Merger Proposal and Share Transfer Agreement, as applicable, or otherwise. Our opinion does not address the relative merits of the Proposed Transactions as compared to any other transactions or business strategies in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of Amendment No. 1 to the Combination Agreement, dated as of July 16, 2020, the Combination Agreement, dated as of March 3, 2020 and the specific terms of the Proposed Transaction; (2) the Tender Offer Statement and the exhibits attached thereto on Schedule TO, filed by Thermo Fisher and the Offeror, with the Securities and Exchange Commission on April 28, 2020, as amended thereafter; (3) the Solicitation/Recommendation Statement of the Company and the exhibits attached thereto filed on Schedule 14D-9 with the Securities and Exchange Commission on May 18, 2020, as amended thereafter; (4) a draft of the form of Asset Sale Agreement, dated as of March 3, 2020; (5) a draft of the form of Share Transfer Agreement, dated as of March 3, 2020; (6) a draft of the form of the Merger Proposal, dated as of March 3, 2020; (7) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2019 and certain interim reports to shareholders on Form 6-K of the Company, including its Quarterly Report for the fiscal quarter ended March 31, 2020; (8) updated financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including updated financial projections of the Company prepared by management of the Company; (9) a trading history of the Company’s common stock from March 2, 2019 to March 2, 2020 and a comparison of that trading history with those of other companies that we deemed relevant; (10) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (11) updated published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (12) a comparison of the updated financial terms of the Proposed Transactions with the financial terms of certain other transactions that we deemed relevant; and (13) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

– English Version –

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the updated financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. We express no opinion or view as to the potential effects of the unusual volatility currently being experienced in the credit, financial and stock markets on the Company or the Proposed Transaction. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that each of the executed Agreements, as applicable, will conform in all material respects to the last draft reviewed by us of such Agreement. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreements and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transactions will be obtained within the constraints contemplated by the Agreements and that the Proposed Transactions will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any material term, condition or agreement thereof. In addition at your direction, we have assumed for purposes of our analyses and this opinion that the Proposed Transactions will include either a Merger and Liquidation or Asset Sale and Liquidation following the consummation of the Offer and that the Merger and Liquidation or Asset Sale and Liquidation will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any term, condition or agreement thereof the effect of which would be in any way meaningful to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

This opinion is not, and should not be construed to be, an expert’s report or a valuation opinion (Wertgutachten) of the type rendered by qualified auditors or independent experts under the requirements of the laws of Germany or the Netherlands or any other applicable laws. An opinion of fairness from a financial point of view differs in a number of important respects from such a valuation opinion performed by qualified auditors and experts and from accounting valuations generally. Finally, this opinion has not been prepared according to the guidelines for the rendering of fairness opinions (IDW S8) of the institute of public auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V. – IDW).

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, (i) the Offer Price to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares in the Offer pursuant to the Amended Combination Agreement is fair to such holders and (ii) (a) the Advance Liquidation Distribution to be paid to the holders (other than Thermo Fisher and its affiliates) of Shares pursuant to the Amended

– English Version –

Combination Agreement and Asset Sale Agreement or (b) the Company Newco Liquidation Distributions to be paid to the holders (other than Thermo Fisher and its affiliates) of Company Newco Shares pursuant to the Amended Combination Agreement, Merger Proposal and Share Transfer Agreement are fair to such holders, as applicable.

We have acted as financial advisor to the Company in connection with the Proposed Transactions and will receive a fee for our services, all of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Thermo Fisher in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) acted as a bookrunner in the Company’s sale of $500 million principal amount of 1.00% convertible senior notes due 2024 in November 2018; (ii) acted as a passive bookrunner in Thermo Fisher’s sale of $900 million principal amount of 2.60% senior notes due 2029 in September 2019; (iii) acted as a passive bookrunner in Thermo Fisher’s sale of €4.4 billion principal amount of senior notes due between 2025 and 2049 in September 2019; and (iv) provided Thermo Fisher with certain derivative services from time to time. In addition, Barclays Bank PLC is one of four counterparties to the Company with respect to convertible note hedge transactions and warrant transactions each entered into contemporaneously with the Company’s sale of $500 million principal amount of 1.00% convertible senior notes due 2024 (collectively, the “Bond Hedge and Warrant Transactions”). Pursuant to the terms of the Bond Hedge and Warrant Transactions specified in the confirmations thereof, upon a change of control, fundamental change, sale of assets or certain other events involving the Company (including the Transactions), there could be an adjustment, cancellation or termination of the Bond Hedge and Warrant Transactions in whole or in part. In that case, the adjustments to the terms of such options by the counterparties could reduce the payment made by the counterparties to the company upon a termination of these transactions. In connection with the Bond Hedge and Warrant Transactions, we have engaged, and expect to continue to engage, in hedging transactions intended to reduce the risk of being party to these transactions.

Barclays Bank PLC, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Thermo Fisher for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Supervisory Board and Managing Board of the Company and is rendered to the Supervisory Board and Managing Board in connection with their consideration of the Proposed Transactions. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the Offer Price to be offered to the holders of Shares in connection with the Proposed Transactions or how any holder of Shares, Company Newco Shares or any other security should vote or act with respect to the Asset Sale and Liquidation, the Merger and Liquidation or any other matter.

Very truly yours,

/s/ BARCLAYS BANK PLC

BARCLAYS BANK PLC

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ANNEX 4

Specific interests of the Members of the Managing Board, the

Supervisory Board and Other Executive Officers

The second paragraph, table and accompanying footnotes under the heading “Treatment of QIAGEN Options” of the Statement are replaced as follows:

The following table summarizes, as of April 17, 2020, the outstanding and vested QIAGEN Options held by each Executive Officer and Supervisory Board member of QIAGEN, and the cash consideration that each of them may become entitled to receive in respect of such QIAGEN Options, assuming continued employment or service as an Executive Officer or Supervisory Board member, as applicable, through the Settlement and based on the Increased Offer Price of EUR 43.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due).

	Aggregate No. of QIAGEN Options (#)(1)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)
Executive Officers
Thierry Bernard	—	—	—
Roland Sackers	58,360	$1,548,821	€1,423,156
Barthold Piening	—	—	—
Thomas Schweins	—	—	—
Jonathan Sheldon	—	—	—
Jean-Pascal Viola	—	—	—
Stephany Foster	3,000	$82,241	€75,568

Supervisory Board Members
Håkan Björklund	—	—	—
Stéphane Bancel	—	—	—
Metin Colpan	4,567	$124,158	€114,084
Ross L. Levine	—	—	—
Elaine Mardis	—	—	—
Lawrence A. Rosen	—	—	—
Elizabeth E. Tallett	1,563	$48,776	€44,819
TOTAL	67,490	$1,803,996	€1,657,627

(1)	The amounts in this column represent all QIAGEN Options held by each Executive Officer and Supervisory Board member, all of which are fully vested as of April 17, 2020.
(2)

The amounts in this column are equal to the product of (i) the total number of QIAGEN Shares subject to the QIAGEN Options identified in column (1), multiplied by (ii) EUR 43.00 (or the USD-equivalent thereof, as applicable), less the applicable per share exercise price of such QIAGEN Option.

The second paragraph, table and second accompanying footnote under the heading “Treatment of QIAGEN RSUs and QIAGEN PSUs That Will Vest at the Settlement” of the Statement are replaced as follows:

The following table summarizes, as of April 17, 2020, the outstanding QIAGEN RSUs and QIAGEN PSUs that will vest at the Settlement held by each Executive Officer and Supervisory Board member of QIAGEN, and the cash consideration that each of them may become entitled to receive in respect of such QIAGEN RSUs and QIAGEN PSUs, assuming continued employment or service as an Executive Officer or Supervisory Board member, as applicable, through the Settlement and based on the Increased Offer

IV

– English Version –

Price of EUR 43.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due).

	Aggregate No. of QIAGEN RSUs (#)(1)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)	Aggregate No. of QIAGEN PSUs (#)(3)	Resulting Consideration (USD) (2)	Resulting Consideration (EUR) (2)	Total Resulting Consideration (USD) (4)	Total Resulting Consideration (EUR) (4)
Executive Officers
Thierry Bernard	20,000	$935,938	€860,000	227,171	$10,630,899	€9,768,353	$11,566,837	€10,628,353
Roland Sackers	53,472	2,502,324	2,299,296	641,957	30,041,598	27,604,151	32,543,921	29,903,447
Barthold Piening	—	—	—	69,135	3,235,304	2,972,805	3,235,304	2,972,805
Thomas Schweins	19,534	914,131	839,962	281,570	13,176,603	12,107,510	14,090,734	12,947,472
Jonathan Sheldon	—	—	—	105,000	4,913,675	4,515,000	4,913,675	4,515,000
Jean-Pascal Viola	6,110	285,929	262,730	211,688	9,906,342	9,102,584	10,192,271	9,365,314
Stephany Foster	1,310	61,304	56,330	86,527	4,049,195	3,720,661	4,110,499	3,776,991
Supervisory Board Members
Håkan Björklund	28,623	1,339,468	1,230,789	—	—	—	1,339,468	1,230,789
Stéphane Bancel	41,509	1,942,493	1,784,887	—	—	—	1,942,493	1,784,887
Metin Colpan	39,208	1,834,813	1,685,944	—	—	—	1,834,813	1,685,944
Ross L. Levine	35,063	1,640,840	1,507,709	—	—	—	1,640,840	1,507,709
Elaine Mardis	41,509	1,942,493	1,784,887	—	—	—	1,942,493	1,784,887
Lawrence A. Rosen	41,509	1,942,493	1,784,887	—	—	—	1,942,493	1,784,887
Elizabeth E. Tallett	38,740	1,812,912	1,665,820	—	—	—	1,812,912	1,665,820
TOTAL	366,587	$17,155,138	€15,763,241	1,623,048	$75,953,616	€69,791,064	$93,108,753	€85,554,305

(2)

The amount in this column is equal to the product of (i) the total number of QIAGEN Shares subject to the QIAGEN RSUs or QIAGEN PSUs identified in column (1) or column (4) respectively, as applicable, multiplied by (ii) EUR 43.00 (or the USD-equivalent thereof, as applicable).

The third paragraph, table and accompanying footnote under the heading “Treatment of Unvested QIAGEN RSUs and QIAGEN PSUs” of the Statement are replaced as follows:

The following table summarizes the QIAGEN RSUs and QIAGEN PSUs outstanding as of April 17, 2020 held by each Executive Officer that are expected to convert into Adjusted RSUs and the estimated amounts that the Executive Officers would be eligible to receive in respect of such awards assuming continued employment or service through the Settlement and a qualifying termination of employment or service immediately thereafter and based on the Increased Offer Price of EUR 43.00 per QIAGEN Share (without subtraction of applicable withholding taxes and other deductions due). No Supervisory Board members hold QIAGEN RSUs or QIAGEN PSUs that will be converted into Adjusted RSUs.

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– English Version –

	No. of QIAGEN RSUs Converting into Adjusted RSUs (#)	No. of QIAGEN PSUs Converting into Adjusted RSUs (#)	Total Value (USD) (1)	Total Value (EUR) (1)
Executive Officers
Thierry Bernard	—	120,000	$5,615,628	€5,160,000
Roland Sackers	—	—	—	—
Barthold Piening	—	20,000	935,938	860,000
Thomas Schweins	—	75,000	3,509,768	3,225,000
Jonathan Sheldon	—	35,000	1,637,892	1,505,000
Jean-Pascal Viola	—	35,000	1,637,892	1,505,000
Stephany Foster	—	—	—	—
TOTAL	—	285,000	$13,337,118	€12,255,000

(1)

The amount in this column equals the sum of (i) the number of QIAGEN RSUs converting into Adjusted RSUs multiplied by EUR 43.00 (or the USD-equivalent thereof, as applicable) and (ii) the number of QIAGEN PSUs converting into Adjusted RSUs multiplied by EUR 43.00 (or the USD-equivalent thereof, as applicable) (in the case of any QIAGEN PSUs for which the applicable performance period is complete as of the Settlement, based on the number of QIAGEN PSUs earned based on actual performance through the applicable performance period, and in the case of any QIAGEN PSUs for which the applicable performance period is not complete as of the Settlement, assuming 100% achievement of applicable performance targets).

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